UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
Grocery Outlet Holding Corp.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Grocery Outlet Holding Corp.
5650 Hollis Street
Emeryville, CA 94608
April 24, 2020
Dear Fellow Grocery Outlet Stockholder:
It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Grocery Outlet Holding Corp. at 1:00 p.m. Pacific Daylight Time on Monday, June 8, 2020. The 2020 Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/GO2020. Stockholders will be able to listen, vote, and submit questions from their home or any location with internet connectivity. To participate in the meeting, you must have the sixteen-digit number that is shown on your Notice of Internet Availability or on your proxy card if you elected to receive proxy materials by mail. The following pages contain the formal Notice of the Annual Meeting and our Proxy Statement.
At this year’s Annual Meeting, you will be asked to elect as directors the four nominees named in the attached Proxy Statement, ratify the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2021, cast an advisory (non-binding) vote approving the Company’s named executive officer compensation and cast an advisory (non-binding) vote on the frequency of future advisory votes to approve executive compensation.
We have elected to provide access to proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.
Your vote is important. Please mark, sign, date, and return the accompanying proxy card or voting instruction form in the postage-paid envelope or instruct us by telephone or via the internet as to how you would like your shares voted. Instructions are included on the proxy card and voting instruction form.
On behalf of our board of directors, we would like to thank you for your continued interest and investment in Grocery Outlet.
Sincerely,

Eric Lindberg, Jr.
Chief Executive Officer

Notice of Annual Meeting of Stockholders
To be held on Monday, June 8, 2020
1:00 p.m. Pacific Daylight Time
www.virtualshareholdermeeting.com/GO2020
To the Stockholders of Grocery Outlet Holding Corp.:
Notice is hereby given that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Grocery Outlet Holding Corp. (the “Company”) will be on Monday, June 8, 2020, at 1:00 p.m. Pacific Daylight Time online through a live webcast at www.virtualshareholdermeeting.com/GO2020. At the Annual Meeting, Stockholders will be asked:
1.
To elect the four Class I directors named in our Proxy Statement to hold office until the 2023 annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 2, 2021;
3.	To hold an advisory (non-binding) vote to approve the Company’s named executive officer compensation;
4.	To hold an advisory (non-binding) vote on whether the frequency of the stockholder vote on our executive compensation should be every one, two or three years; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record as of April 13, 2020 will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof.
Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card, or if you prefer, please follow the instructions on the enclosed proxy card for voting by internet or by telephone, whether or not you plan to participate in the Annual Meeting via live webcast. If your common stock is held in the name of your broker, bank or other nominee you will need to follow the instructions provided to you by the institution that holds your common stock to instruct them how to vote your shares.
By order of the board of directors,

Pamela B. Burke
Chief Administrative Officer,
General Counsel & Secretary
Emeryville, California
April 24, 2020
This Proxy Statement and accompanying proxy card are first being made available on or about April 24, 2020.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2020:
Our official Notice of Annual Meeting of Stockholders, Proxy Statement and 2019 Annual Report, including our Form 10-K for fiscal year 2019, are available electronically at https://investors.groceryoutlet.com/financial-information/sec-filings

As used herein, “Grocery Outlet,” the “Company,” “we,” “us,” “our” or “our business” refers to Grocery Outlet Holding Corp. (collectively with its wholly owned subsidiaries), except as expressly indicated or the context otherwise requires.
PROXY VOTING METHODS
If at the close of business on April 13, 2020, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares over the Internet, by telephone or by mail, or you may vote via webcast during the Annual Meeting. You may also revoke your proxy at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.
If you are a stockholder of record, your vote must be received by 11:59 p.m., Pacific Daylight Time, on June 7, 2020 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.
To vote by proxy if you are a stockholder of record:
BY INTERNET
•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.
BY TELEPHONE
•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
•	You will need the 16-digit number included on your proxy card in order to vote by telephone.
BY MAIL
•	Mark your selections on the proxy card.
•	Date and sign your name exactly as it appears on your proxy card.
•	Mail the proxy card in the enclosed postage-paid envelope provided to you.
To reduce the environmental impact and the administrative and postage costs of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Pacific Daylight Time on June 7, 2020. Stockholders may revoke their proxies at the times and in the manners described on page 1 of this proxy statement.

We operate on a fiscal calendar widely used by the retail industry that results in a given fiscal year consisting of a 52- or 53-week period ending on the Saturday closest to December 31st each year. References to “fiscal year 2019” or “fiscal 2019” refer to the period from December 30, 2018 to December 28, 2019, which is of a 52-week fiscal year. References to “fiscal year 2018” or “fiscal 2018” refer to the period from December 31, 2017 to December 29, 2018, which was a 52-week fiscal year. References to “fiscal year 2017” or “fiscal 2017” refer to the period from January 1, 2017 to December 30, 2017, which was a 52-week fiscal year.
i

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 28, 2019 (our “Annual Report”) before voting. A copy of our Annual Report, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder who requested paper copies of these materials and will also be available at www.proxyvote.com.
ANNUAL MEETING OF STOCKHOLDERS
Time and Date 1:00 p.m Pacific Daylight Time, June 8, 2020	Record Date April 13, 2020

Place www.virtualshareholdermeeting.com/GO2020	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date 90,006,592
To participate in the Annual Meeting, you must have the sixteen-digit number that is shown on your Notice of Internet Availability or on your proxy card if you elected to receive proxy materials by mail.
SUMMARY VOTING MATTERS
Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	42
Ratification of Independent Registered Public Accounting Firm	FOR	43
Advisory (non-binding) vote to approve the Company’s Named Executive Officer compensation	FOR	45
Advisory (non-binding) vote on whether the frequency of the stockholder vote on our executive compensation should be every one, two or three years	Once every year	46
BOARD NOMINEES
The following table provides summary information about each director nominee.
				Committee Membership*
Name, Age	Director since	Class	Principal Occupation	CC	A&RC	NCGC
Kenneth W. Alterman, 64	2011	I	Executive Advisor and Former Chief Executive Officer at Savers, Inc.
John E. Bachman, 64	2019	I	Former Chief Operating Officer and Partner of PriceWaterhouseCoopers
Thomas F. Herman, 80	2004	I	Management Consultant and Former President and Chief Operating Officer of Good Guys, Inc.
Erik D. Ragatz, 47***	2014	I	Partner, Hellman & Friedman
* CC	Compensation Committee
A&RC	Audit & Risk Management Committee
NCGC	Nominating and Corporate Governance Committee
**	Chair of the Committee
***	Chair of the Board

PROXY STATEMENT

2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2020
This Proxy Statement is being furnished together with our Annual Report for the fiscal year ended December 28, 2019 in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Grocery Outlet Holding Corp. on June 8, 2020 (the “Annual Meeting”), and any postponements or adjournments of the meeting. On or about April 24, 2020, we will mail to each of our stockholders (other than those who previously requested electronic delivery or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet.
FREQUENTLY ASKED QUESTIONS
When and where will the meeting take place?
The Annual Meeting will be held on Monday, June 8, 2020 at 1:00 p.m. Pacific Daylight Time. The 2020 Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/GO2020. To participate in the meeting, you must have the sixteen-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You will be able to attend the Annual Meeting from any location with internet connectivity. Online access to the Annual Meeting will begin at 12:45 p.m. on June 8, 2020. We encourage our stockholders to access the meeting prior to the start time.
How do stockholders participate in the virtual meeting?
To participate in the meeting, you must have the 16-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/GO202. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.
If you are a record holder, appointing a proxy in response to this solicitation will not affect your right to attend the Annual Meeting and to vote during the Annual Meeting. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.
Stockholders may submit questions and comments during the meeting. During the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of procedure. The rules of procedure will be posted on the virtual meeting web portal. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
Why did I receive only a Notice of Internet Availability of Proxy Materials?
As permitted by the Securities and Exchange Commission (the “SEC”), the Company is furnishing to stockholders its notice of the Annual Meeting (the “Notice”), this Proxy Statement and the 2019 Annual Report primarily over the internet. On or about April 24, 2020, we will mail to each of our stockholders (other than those who previously requested electronic delivery or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.
We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing paper copies.

What is the purpose of this meeting and these materials?
We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at the Annual Meeting and any adjournments or postponements of the meeting.
At the Annual Meeting, you will be asked to vote on the following matters:
•	Proposal 1: Election of four Class I directors to hold office until the 2023 annual meeting of stockholders and until their respective successors have been duly elected and qualified;
•	Proposal 2: Ratification of the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the current fiscal year ending January 2, 2021;
•	Proposal 3: Approval, in a non-binding advisory vote, of our compensation paid to our named executive officers;
•	Proposal 4: Approval, in a non-binding advisory vote, on whether the frequency of the stockholder vote on our executive compensation should be every one, two or three years; and
•	Any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
What are the voting recommendations of the board of directors on these matters?
The board of directors recommends that you vote your shares as follows:
•	Proposal 1: FOR each of the board’s four nominees for the board of directors;
•	Proposal 2: FOR the ratification of the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the current fiscal year ending January 2, 2021;
•	Proposal 3: FOR the approval, on an advisory basis, of our Named Executive Officer compensation;
•	Proposal 4: FOR a frequency of every year for future advisory votes to approve executive compensation.
Are all of the Company’s directors standing for election to the board of directors at the Annual Meeting?
No, only our Class I directors are standing for re-election at this time. Our Class II directors will stand for election in 2021 and our Class III directors will stand for election in 2022.
Why is the 2020 Annual Meeting being held online?
Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders and other participants at the Annual Meeting, our board of directors has determined to hold our 2020 Annual Meeting via live webcast. This virtual meeting will provide the same rights and advantages that would be provided by a physical meeting. Stockholders will be able to present questions online during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company.
Who is entitled to vote at the Annual Meeting?
The record date for the Annual Meeting is April 13, 2020. You have one vote for each share of our common stock that you owned at the close of business on the record date, provided that on the record date those shares were either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a bank, broker, or other intermediary. As of that date, there were 90,006,592 shares of common stock outstanding entitled to vote. There is no other class of voting securities outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered to be the stockholder of record with respect to those shares, and we have sent the Notice of Internet Availability directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote during the live webcast of the Annual Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other intermediary, you are considered to be the beneficial owner of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your bank, broker, or intermediary (which is considered to be the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your bank, broker, or intermediary on how to vote. Your bank, broker, or intermediary has sent you a voting instruction card for you to use in directing the bank, broker, or intermediary regarding how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares during the live webcast of the Annual Meeting.
What options are available to me to vote my shares?
Whether you hold shares directly as the stockholder of record or through a bank, broker, or other intermediary, your shares may be voted at the Annual Meeting by following any of the voting options available to you below:
You may vote via the internet.
•
If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the internet by following the instructions provided in the Notice of Internet Availability;

•
If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the internet by following the instructions included in the email; or

•
If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone.
•
If you are a stockholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.

•
Most stockholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker, or other intermediary. Those stockholders should check the voting instruction form for telephone voting availability.

You may vote by mail.
If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.
You may vote during the meeting.
All stockholders of record may vote while attending the Annual Meeting via live webcast while the polls remain open at visiting www.virtualshareholdermeeting.com/GO2020. You will need your number found in the Notice of Availability or your proxy card. However, if you are the beneficial owner of shares held in street name through a bank, broker, or other intermediary, you should receive separate instructions from the holder of your common stock describing how you can vote that stock.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you properly execute and return your proxy card but do not mark selections, your shares will be voted in accordance with the recommendations of our board of directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a bank, broker, or other intermediary and do not give voting instructions to the bank, broker, or intermediary, the bank, broker, or other intermediary, as applicable, will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters (sometimes referred to as “broker discretionary voting”), such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, including the election of directors. Our Proposal 2 (ratify the appointment of our independent registered public accounting firm for fiscal year 2020) is the only proposal in this Proxy Statement that is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares.
If you do not provide voting instructions to your broker, and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to proposals that require a majority of the votes cast.
How is a quorum determined?
The representation, at the Annual Meeting or by proxy, of holders entitled to cast at least a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Abstentions, votes to “WITHHOLD” authority on the election of directors, broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered present and entitled to vote for purposes of establishing a quorum for the transaction of business at the Annual Meeting. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.
What vote is required to approve each proposal at the Annual Meeting?
Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1	Election of Directors	Plurality of Votes Cast for each Director Nominee	No
Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes
Proposal No. 3	Advisory Vote Related to Named Executive Officer Compensation	Majority of Votes Cast	No
Proposal No. 3	Advisory Vote on Frequency of Advisory Votes on Executive Compensation	Majority of Votes Cast	No
With respect to Proposal No. 1, you may vote “FOR” or “WITHHOLD” with respect to each director nominee. Only votes cast “FOR” a nominee will be counted in the election of directors. Votes cast to “WITHHOLD” with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. The individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. This means that the four nominees receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast. Proxies may not be voted for more than four directors and stockholders may not cumulate votes in the election of directors.
With respect to Proposals Nos. 2 and 3, you may vote “FOR”, “AGAINST” or “ABSTAIN”.
With respect to Proposal No. 4, you may vote for “EVERY YEAR”, for “EVERY 2 YEARS”, for “EVERY 3 YEARS”, or “ABSTAIN”.

If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.
Can I change my vote or revoke my proxy?
Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:
•	Submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;
•	Timely delivery of a valid, later-dated proxy (only the last proxy submitted by a stockholder by internet, telephone or mail will be counted); or
•	Attending the Annual Meeting and during the live webcast while the polls are open; however, attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.
For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker, or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker, or intermediary.
Are there other matters to be voted on at the Annual Meeting?
We do not know of any other matters that may come before the Annual Meeting other than Proposals 1, 2, 3 and 4 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.
Is a list of stockholders available?
The names of stockholders of record entitled to vote at the Annual Meeting will be available for review by stockholders at the Annual Meeting.
A list of these stockholders will be open for examination electronically by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting by contacting our Investor Relations department at 646-277-1214 and during the Annual Meeting at www.virtualshareholdermeeting.com/GO2020.
Where can I find the voting results?
Preliminary voting results will be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.
Who is soliciting proxies, how are they being solicited, and who pays the cost?
The solicitation of proxies is being made on behalf of our board of directors and we will bear the costs of the solicitation. This solicitation is being made by mail and through the internet, but also may be made by telephone or in person. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

BOARD OF DIRECTORS
Our Amended and Restated Certificate of Incorporation (our “certificate of incorporation”) provides that, subject to the right of holders of any series of preferred stock, our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms. Our certificate of incorporation and our Amended and Restated Bylaws (our “bylaws”) provide that the number of members of our board of directors shall be determined by our board from time to time. The number of members of our board is currently eleven.
Unless otherwise specified in the proxy, the shares voted pursuant thereto will be cast for each of Messrs. Alterman, Bachman, Herman and Ragatz. If, for any reason, at the time of election any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for a substitute nominee, who would be recommended by our board of directors. Our board of directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.
The following biographical information is furnished as to each nominee for election as a director and each of our directors as of April 24, 2020.
Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2023 Annual Meeting
Kenneth W. Alterman. Mr. Alterman, 64, has served as a director since 2011. Mr. Alterman has served as an Executive Adviser to Savers, Inc., a retail thrift store chain, since January 2017. He previously served as the President, Chief Executive Officer and a director of Savers, Inc. from January 2004 to January 2017 and as the Vice President and General Manager from December 2002 to December 2003. As a member of the board of directors, Mr. Alterman’s knowledge of the discount industry, as well as substantial experience developing corporate strategy and assessing emerging industry trends and business operations led to the conclusion that he should serve as a director of Grocery Outlet.
John E. Bachman. Mr. Bachman, 64, has served as a director since November 2019. Mr. Bachman has been an outside director for various public companies since his retirement in 2015. From 1978 to 2015, Mr. Bachman was a certified public accountant at the accounting firm, PricewaterhouseCoopers LLP, most recently as a partner. Mr. Bachman currently serves on the board of directors and as chair of the audit committee of The Children’s Place, a children’s clothing store, and serves on the board of directors and as a member of the audit and finance committees of WEX Inc., a global corporate payment solutions company. Mr. Bachman’s extensive background in auditing, as well as his business strategy and oversight experience serving in the leadership of one of the world’s largest accounting firms led to the conclusion that he should serve as a director of Grocery Outlet.
Thomas F. Herman. Mr. Herman, 80, has served as a director since 2004. Mr. Herman has been engaged in consulting since 2004. From 2003 to 2004, Mr. Herman was the president and chief operating officer of Good Guys, Inc., a consumer electronics retailer. Prior to that time, he served in various management positions, including at Oak Harbor Partners, a boutique financial services firm, Employment Law Learning Technologies, a distance learning company focused on employment law, Alamo Group, a real estate & operations business, American Copy Jewelry and the San Francisco Music Box Co. Mr. Herman’s significant retail experience and financial expertise based on his years of senior executive experience as well as his prior experience serving on the boards of public companies such as Crdentia Corp. and Good Guys, Inc. led to the conclusion that he should serve as a director of Grocery Outlet.
Erik D. Ragatz. Mr. Ragatz, 47, has served as a director and as Chairman of our board of directors since October 2014. Mr. Ragatz has served as a Partner at Hellman & Friedman LLC (“H&F”), a private equity firm, since January 2008. Mr. Ragatz currently serves on the boards of directors and audit and compensation committees of Crackle Holdings GP, LLC (d/b/a SnapAV), a manufacturer and distributor of audio/visual equipment, and Associated Materials Group, Inc., a manufacturer and distributor of exterior building products, as well as the board of directors and compensation committee of Wand TopCo Inc. (d/b/a Caliber Collision), a chain of auto body repair and paint shops, each currently private H&F portfolio companies. Mr. Ragatz’s significant financial expertise and insight into the proper functioning and role of corporate boards of directors, gained through his years of service on the boards of directors of H&F’s portfolio companies led to the conclusion that he should serve as a director of Grocery Outlet.

Members of the Board of Directors Continuing in Office for a Term Expiring at the 2021 Annual Meeting
Mary Kay Haben. Ms. Haben, 64, has served as a director since November 2019. Ms. Haben has been an outside director for various public companies since her retirement in February 2011. From April 2007 to February 2011, Ms. Haben held various senior positions with Wm. Wrigley Jr. Company, a confectionery company. Prior to that time, she held several key positions during her 27-year career with Kraft Foods, Inc., a grocery manufacturing and processing conglomerate. Ms. Haben currently serves on the board of directors of The Hershey Company, a confectionery company, and the board of trustees of Equity Residential, a publicly traded REIT. Ms. Haben’s substantial governance expertise and experience with consumer preferences as a senior executive for consumer packaged goods companies led to the conclusion that she should serve as a director of Grocery Outlet.
Sameer Narang. Mr. Narang, 36, has served as a director since October 2014. Mr. Narang joined H&F in 2010 and has served as a Partner at H&F since January 2018 and served as a Director at H&F from January 2014 to December 2017. Mr. Narang currently serves as chairman of the board of directors and a member of the compensation committee of Arrow Holding Corp. (d/b/a Applied Systems, Inc.), a provider of cloud-based insurance software and a private H&F portfolio company. Mr. Narang’s financial expertise and knowledge of corporate governance gained through his years of service on the boards of directors of H&F’s portfolio companies led to the conclusion that he should serve as a director of Grocery Outlet.
S. MacGregor Read, Jr. Mr. Read, 49, served as the Vice Chairman of the Company from January 2019 through April 2020 and has served as a director since January 2006. In April 2020, Mr. Read became the Vice Chairman of our board of directors. From January 2006 to December 2018, Mr. Read served as our Co-Chief Executive Officer. Prior to being appointed Co-Chief Executive Officer, Mr. Read served in various positions with the Company since 1996. Mr. Read and Mr. Lindberg are cousins by marriage. Mr. Read’s extensive knowledge of our operations, finances, strategies and industry garnered over his 23-year tenure with us led to the conclusion that he should serve as a director of Grocery Outlet.
Jeffrey York. Mr. York, 57, has served as a director since November 2010. Mr. York has served as Co-Chief Executive Officer and President of Farm Boy Inc., a grocery retailer, since November 2009. Mr. York currently serves as a member of the boards of directors and audit committee of Focus Graphite, an advanced exploration and mining company, Braille Energy Systems, Inc., a manufacturer of race car batteries and other energy storage devices and Stria Lithium, a lithium mining exploration company. Mr. York’s extensive knowledge of the grocery industry and corporate governance based on his experience as a senior executive and serving on public company boards of directors led to the conclusion that he should serve as a director of Grocery Outlet.
Members of the Board of Directors Continuing in Office for a Term Expiring at the 2022 Annual Meeting
Matthew B. Eisen. Mr. Eisen, 32, has served as a director since March 2019. Mr. Eisen has served as a Director at H&F since January 2020 and previously served as a Principal at H&F from July 2016 to January 2020 and as an Associate at H&F from July 2012 to July 2014. From June 2010 to July 2012, Mr. Eisen was an Analyst in the Media and Communications Group of Morgan Stanley & Co. LLC. Mr. Eisen currently serves on the board of directors and as a member of the Audit and Risk Management Committee of Wand TopCo Inc. (d/b/a Caliber Collision), a chain of auto body repair and paint shops and a private H&F portfolio company. Mr. Eisen’s financial and capital markets expertise and experience advising and serving on the boards of H&F’s portfolio companies led to the conclusion that he should serve as a director of Grocery Outlet.
Norman S. Matthews. Mr. Matthews, 87, has served as a director since October 2014. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, Inc., including President from 1987 to 1988. Mr. Matthews currently serves on the boards of directors and compensation committees of The Children’s Place Inc., a children’s clothing store, Party City Holdco, Inc., a party goods supply store, and Spectrum Brands Holdings, Inc., a consumer products company, and previously has served as director of Henry Schein, Inc. and The Progressive Company. Mr. Matthews’ extensive knowledge of the retail industry and strategic marketing and sales and corporate governance practices from his years as a senior executive and member of the boards of directors of several public companies led to the conclusion that he should serve as a director of Grocery Outlet.
Eric J. Lindberg, Jr. Mr. Lindberg, 49, has served as our Chief Executive Officer since January 2019 and as a director since January 2006. Previously, from January 2006 to December 2018, Mr. Lindberg served as our Co-Chief Executive Officer. Prior to being appointed Co-Chief Executive Officer, Mr. Lindberg served in various positions with the Company since 1996. Mr. Lindberg and Mr. Read are cousins by marriage. As our Chief Executive

Officer, Mr. Lindberg brings to our board of directors significant senior leadership, and his detailed knowledge of our operations, finances, strategies and industry garnered over his 23-year tenure with us makes him well qualified to serve as our Chief Executive Officer and led to the conclusion that he should serve as a director of Grocery Outlet.
In addition to the information presented above regarding each director’s specific experiences, qualifications, attributes and skills, we believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value our directors’ experience on other company boards and board committees.
There are no family relationships among any of our directors or executive officers, except that Messrs. Lindberg and Read are cousins by marriage.
Board Composition
Our business and affairs are managed under the direction of our board of directors, which currently consists of eleven members. Our certificate of incorporation and bylaws provide that our board of directors will consist of a number of directors to be fixed exclusively by resolution of the board of directors.
Our articles of incorporation provide for a staggered, or classified, board of directors consisting of three classes of directors, each serving staggered three-year terms, which is constituted as follows:
•	Class I directors are Messrs. Alterman, Bachman, Herman and Ragatz and their terms will expire at the Annual Meeting;
•	Class II directors are Ms. Haben and Messrs. Narang, Read and York, and their terms will expire at the annual meeting of stockholders to be held in 2021; and
•	Class III directors are Messrs. Eisen, Lindberg and Matthews, and their terms will expire at the annual meeting of stockholders to be held in 2022.
Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director’s term shall continue until the election and qualification of his or her successor, or his or her earlier death, resignation, retirement, disqualification or removal. Any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
We believe that our board of directors’ classified structure provides enhanced continuity and stability in the board’s business strategies and policies. Under the current system, after each election, at least two-thirds of the board will have had prior experience and familiarity with our business, which is beneficial for long-term strategic planning and oversight of the Company’s operations. We believe that maintaining a classified board structure balances the need for stockholders to express their opinion on the board’s performance with the need for our directors to focus on the Company’s long-term success and maximize value for stockholders. The classification of our board of directors will make it more difficult for a third party to acquire control of us in a transaction not approved by our board of directors.
Director Independence
Pursuant to the corporate governance listing standards of The NASDAQ Stock Market LLC (“Nasdaq”), a director employed by us cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.
Our board of directors has determined that Mme. Haben and Messrs. Alterman, Bachman, Eisen, Herman, Matthews, Narang, Ragatz and York are “independent” in accordance with the Nasdaq rules.
Board Leadership Structure and Board’s Role in Risk Oversight
Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the board of directors. It is the board of directors’ view that rather than having a rigid policy, the board of directors, with the advice and assistance of the Nominating and Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the board of directors with Mr. Lindberg serving as our Chief Executive Officer and Mr. Ragatz serving as non-executive Chairman of the board. We believe this is appropriate as it provides Mr. Lindberg with the ability to focus on our day-to-day operations while allowing Mr. Ragatz to lead our board of directors in its fundamental role of providing advice to and oversight of management.
The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit and Risk Management Committee. The Audit and Risk Management Committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit and Risk Management Committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.
Our chief executive officer, president and other executive officers regularly report to the non-executive directors and the Audit and Risk Management, the Compensation and the Nominating and Corporate Governance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The internal audit finance function reports functionally and administratively to our chief financial officer and directly to the Audit and Risk Management Committee. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities given the controlling interests held by an investment fund affiliated with H&F (the “H&F Investor”).
Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Nominating and Corporate Governance Committee is responsible for managing risks associated with the independence of the board of directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors keeps itself regularly informed regarding such risks through committee reports and otherwise.
Compensation Risk Analysis and Stock Ownership Guidelines
The Compensation Committee is aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the Compensation Committee seeks to mitigate such risk by providing a meaningful portion of total compensation in the form of equity incentives that are earned over multiple years to encourage an appropriately long-term focus.
Moreover, the Compensation Committee approved the implementation of formal stock ownership guidelines for our management team, which we adopted in September 2019. Pursuant to the guidelines, each of the Company’s executives with a title Vice President and above is required to own shares of our common stock having an aggregate fair market value equal to or greater than the following (each as measured with reference to the base salary payable to each executive in the immediately preceding calendar year):
Title	Multiple of Base Salary
Chief Executive Officer	Five (5)
Executive Officer-Level / EVP	Three (3)
Senior Vice Presidents and Vice Presidents	Two (2)
For purposes of the guidelines, the base salary payable will include any base salary payable in a given calendar year (even if the payment of which is deferred to a later calendar year). For purposes of the guidelines, an executive’s holdings include: (i) shares owned separately by the executive or owned either jointly or with, or separately by, his or her immediate family, (ii) shares held in trust for the benefit of the executive or his or her immediate family members, (iii) shares purchased on the open market, (iv) shares obtained through stock option exercises (and not thereafter sold), (v) vested but unexercised stock options and (vi) shares of restricted stock and restricted stock units, in each case, whether vested or unvested. Executives have five years to attain the specified level of equity ownership. Executives must hold 50% “net shares” (shares left after the tax liability is settled) until the guidelines are met. Our board of directors may waive compliance with the guidelines on a case by case basis where these guidelines would place a severe hardship on an individual, but it is anticipated that waivers will be rare.

We note that our Named Executive Officers already maintain an equity ownership position, through direct stock ownership and/or the ownership of stock option and restricted stock unit awards. We believe that this ownership position as well as the implementation of formal guidelines provide significant incentives to ensure that the management team’s actions, and the actions of all those reporting to them, are focused on the creation of sustainable stockholder value and the avoidance of excessive risk.
Committees of the Board of Directors
The standing committees of our board of directors include: the Audit and Risk Management Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The composition and responsibilities of each standing committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Current copies of the charters for each of these committees are available on our website at https://investors.groceryoutlet.com/corporate-governance/governance-highlights, under the “Corporate Governance” section.
Audit and Risk Management Committee
The members of our current Audit and Risk Management Committee are Mme. Haben and Messrs. Bachman, Eisen, Herman and York. Mr. Bachman has served as Chairman of the Audit and Risk Management Committee since November 2019. Mme. Haben and Messrs. Bachman, Eisen, Herman and York all qualify as independent directors under the Nasdaq corporate governance standards, and Mme. Haben and Messrs. Bachman, Herman and York qualify as independent directors under the independence requirements of Rule 10A-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Our board of directors has determined that each of Messrs. Bachman, Eisen, Herman and York qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act. We expect Mr. Eisen to resign from the Audit and Risk Management Committee prior to the anniversary of our initial public offering.
The purpose of the Audit and Risk Management Committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function, (5) the risk management policies and procedures of the Company and (6) the performance of our independent registered public accounting firm.
Compensation Committee
The members of our current Compensation Committee are Messrs. Alterman, Ragatz, Matthews, Eisen and York. Mr. Alterman has served as Chairman of the Compensation Committee since November 2019. All of the members of the Compensation Committee are independent under applicable rules and regulations of the SEC and Nasdaq. In addition, each of Messrs. Alterman and York qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act. The Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion, subject to applicable law, rules and regulations.
The purpose of the Compensation Committee is to assist our board of directors in discharging its responsibilities relating to, among other things, (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the Compensation Committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Nominating and Corporate Governance Committee
The members of our current Nominating and Corporate Governance Committee are Mme. Haben and Messrs. Ragatz, Matthews and Narang. Mr. Ragatz has served as Chairman of the Nominating and Corporate Governance Committee since June 2019. All of the members of the Nominating and Corporate Governance Committee are determined to be independent under applicable rules and regulations of the SEC and Nasdaq.
The purpose of our Nominating and Corporate Governance Committee is to assist our board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to us, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to all employees, executive officers and directors that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Code of Ethics. The Code of Ethics is available on the Company / Investor Relations / Corporate Governance page of our website, www.groceryoutlet.com. The information available on or through our website is not part of this Proxy Statement. If we ever were to amend or waive any provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our internet website set forth above rather than by filing a Form 8-K.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines which describe the principles and practices that our board of directors will follow in carrying out its responsibilities. These guidelines cover a number of areas including the role and responsibilities, size and composition of the board, independence of directors, selection of chairperson of the board and chief executive officer, conflicts of interest, change in present job responsibility, retirement age of directors, director orientation and continuing education, lead director , term limits, board meetings, board committees, expectations of directors, management succession planning, evaluation of board performance, board compensation, communications with stockholders, implementation of stockholder agreements, communications with non-management directors.
A copy of our corporate governance guidelines is available on our website at https://investors.groceryoutlet.com
/corporate-governance/governance-highlights, under the “Corporate Governance” section.
Meetings and Attendance
During fiscal 2019, there were five meetings of the board of directors, seven meetings of the Audit and Risk Management Committee, five meetings of the Compensation Committee and one meeting of the Nominating and Corporate Governance Committee. Each of our directors attended at least 75% of the aggregate meetings of the board of directors and the committees of the board of directors on which they served during the period they served in fiscal 2019. In addition, our independent directors regularly meet in executive session. The Chairman of the Nominating and Corporate Governance Committee chairs these executive sessions of independent directors.
We strongly encourage our board of directors to attend the annual meetings of stockholders.
Compensation Committee Interlocks and Insider Participation
Compensation decisions are made by our Compensation Committee. None of our current or former executive officers or employees currently serves, or has served during our last completed fiscal year, as a member of our Compensation Committee and, during that period, none of our executive officers served as a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a member of our board of directors.
We have entered into certain indemnification agreements with our directors and are party to certain transactions with the H&F Investor described in “Certain Relationships and Related Party Transactions—Indemnification of Directors and Officers” and “—Stockholders Agreement,” respectively. While Messrs. Ragatz and Narang are Partners at an affiliate of the H&F Investor, neither has a material interest in our transactions with the H&F Investor.

Director Compensation
Pursuant to our non-employee director compensation policy, cash and equity compensation is paid or made, as applicable, to each member of our board of directors who is not either (i) an employee of us or any parent or subsidiary of us, or (ii) an employee of H&F or its affiliates (excluding portfolio companies) (each, a “Non-Employee Director”).
In fiscal 2019, we engaged Korn Ferry (US) (“Korn Ferry”), the Compensation Committee’s independent advisor, to review the competitiveness of compensation provided to our board of directors. In connection with our initial public offering in June 2019, our board of directors adopted our current non-employee director compensation policy. Under both our prior and current non-employee director compensation policies, each Non-Employee Director is entitled to receive an annual retainer of $75,000 and a Non-Employee Director serving as chairperson of our board of directors is entitled to receive an additional annual retainer of $100,000 for such service. Effective fiscal year 2020, the Non-Employee Directors may elect to receive the annual retainer in cash or a grant of restricted stock units with respect to a number of shares of our common stock having a grant date fair market value equal to the applicable annual retainer. In addition, our current non-employee director compensation policy provides that each Non-Employee Director is entitled to receive additional annual retainers as shown in the following table, as applicable. The prior non-employee director compensation policy provided for the same additional committee retainers, except that it did not cover the Nominating and Corporate Governance Committee because we did not have such a committee prior to our initial public offering. The annual retainers are earned on a quarterly basis based on a calendar quarter and paid by us in arrears prior to the fifth business day following the end of each calendar quarter.
	Member	Chair
Audit and Risk Management Committee	$15,000	$25,000
Compensation Committee	$10,000	$15,000
Nominating and Corporate Governance Committee	$7,500	$10,000
In addition to cash compensation, both the prior and current non-employee director compensation policies provide that each Non-Employee Director will be granted an annual restricted stock unit award with respect to a number of shares of our common stock having a grant date fair market value of $100,000. Prior to the adoption of our 2019 Incentive Plan (as defined below), restricted stock unit awards were granted to Non-Employee Directors under our 2014 Stock Plan (as defined below) on a date determined by our board of directors. Following the adoption of the 2019 Incentive Plan, restricted stock unit awards are granted to Non-Employee Directors under our 2019 Incentive Plan annually, subject to the Non-Employee Director’s continued service immediately following such annual meeting. Subject to the Non-Employee Director’s continued service to us on each applicable vesting date, the annual restricted stock unit awards granted under the prior policy vest in equal annual installments on each of the first three anniversaries of December 31 of each year and will vest in full upon a change in control. Under our current non-employee director compensation policy, subject to the Non-Employee Director’s continued service with us on the applicable vesting date, the annual restricted stock unit awards will generally vest in full over twelve months or in full upon a change in control. Under both our prior and current non-employee director compensation policies, upon each vesting event, the annual restricted stock unit grant, or the relevant portion thereof, will be settled in our shares of common stock within 30 days of the date on which the relevant vesting date occurs. The number of shares underlying the annual restricted stock unit grant is calculated by dividing $100,000 by the fair market value as of the date the annual restricted stock unit grant is granted (which, following the public trading date, will be the closing price of a share of our common stock on the principal stock exchange on which such shares are listed).
Under both our prior and current non-employee director compensation policies, none of our directors receive separate compensation for attending meetings of our board of directors or any committees thereof. All directors are reimbursed for travel and other expenses directly related to director activities and responsibilities.
With respect to fiscal year 2019, Mme. Haben and Messrs. Alterman, Bachman, Herman, Matthews and York were our Non-Employee Directors and were entitled to separate compensation for their service on our board of directors, while none of our other directors in fiscal year 2019 (including our employee-directors, Messrs. Lindberg and Read) were entitled to such compensation.

The following table summarizes the compensation paid to or earned by our directors in 2019.
Name	Fees Earned or Paid in Cash ($)(9)(10)	Equity Awards ($)(11)	All Other Compensation ($)(12)	Total ($)
Kenneth W. Alterman(1)	85,685	100,000	26,994	212,679
John E. (Jeb) Bachman(2)	13,699	—	—	13,699
Mary Kay Haben(3)	13,356	—	—	13,356
Thomas F. Herman(4)	100,000	100,000	26,994	226,994
Norman S. Matthews(5)	86,027	100,000	26,994	213,021
Jeffrey York(6)	83,542	100,000	26,994	210,564
Matthew B. Eisen(7)(8)	—	—	—	—
Philip Hammarskjold(8)(9)	—	—	—	—
Sameer Narang(8)	—	—	—	—
Erik D. Ragatz(8)	—	—	—	—
(1)	Mr. Alterman received $10,685 in cash as committee fees.
(2)	Mr. Bachman joined our board of directors on November 12, 2019 and received $3,425 in cash as committee fees.
(3)	Ms. Haben joined our board of directors on November 13, 2019 and received $3,082 in cash as committee fees.
(4)	Mr. Herman received $25,000 in cash as committee fees.
(5)	Mr. Matthews received $11,027 in cash as committee fees.
(6)	Mr. York received $8,542 in cash as committee fees.
(7)	Mr. Eisen joined our board of directors on March 22, 2019.
(8)	Messrs. Eisen, Hammarskjold, Narang and Ragatz did not receive any compensation for their service on our board of directors.
(9)	Mr. Hammarskjold resigned as a director on March 22, 2019.
(10)
Each of Messrs. Alterman, Herman, Matthews and York received an annual retainer of $75,000 in cash for service on our board of directors. Each of Mme. Haben and Mr. Bachman received a pro-rated annual retainer of $10,274 in cash for service on our board of directors as of November 2019.

(11)
Each of Messrs. Alterman, Herman, Matthews and York was granted a restricted stock unit award on March 30, 2019 with respect to 7,984 shares of our common stock, pursuant to the terms of the 2014 Stock Plan. Each of Messrs. Alterman, Herman, Matthews and York was granted a restricted stock unit award on June 24, 2019 with respect to 5,612 shares of our common stock, pursuant to the terms of the 2019 Incentive Plan.

(12)
In connection with the 2016 Dividend and the 2018 Dividend, we made cash payments in the amount of $26,994 on January 4, 2019 to each of Messrs. Alterman, Herman, Matthews and York, in respect of restricted stock units each such person held that vested on December 31, 2018.

Fiscal Year 2020 Director Compensation Matters
Following his transition from the executive role of Vice Chairman of the Company to the non-executive role of Vice Chairman of our board of directors effective as of April 1, 2020, Mr. Read will be compensated in the same manner as other Non-Employee Directors pursuant to our non-employee director compensation policy for his service as a member of our board of directors (including, as applicable, his service as a member of any committee of our board of directors). In addition, while Mr. Read remains non-executive Vice Chairman of our board of directors, Mr. Read will receive an annual cash retainer of $100,000 for such service. For purposes of fiscal 2020, Mr. Read’s compensation for service as a member of our board of directors will be calculated without proration so as to include service as a member of our board of directors in fiscal 2020 prior to April 1, 2020. For more information on Mr. Read’s transition agreement and fiscal 2020 compensation see “—Read Transition Agreement” below.
In fiscal year 2020, each Non-Employee Director has the option to receive some or all of his or her cash retainer in the form of shares of our common stock.
Communications with the Board of Directors
Stockholders may initiate in writing any communication with our board of directors or any individual director by sending the correspondence to our General Counsel, c/o Grocery Outlet Holding Corp., 5650 Hollis Street, Emeryville, CA 94608. This centralized process assists our board of directors in reviewing and responding to stockholder communications in an appropriate manner. The General Counsel shall initially review and compile all such communications and may summarize such communications prior to forwarding to the to the appropriate party.

The General Counsel will not forward communications that are not relevant to the duties and responsibilities of the board of directors, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, or other frivolous communications.
Director Nomination Process
Minimum Qualifications of Directors
The Nominating and Corporate Governance Committee of the board of directors is responsible for facilitating director assessments, identifying skills and expertise that candidates should possess, and screening, selecting and recommending candidates for approval by the board of directors. The Nominating and Corporate Governance Committee may solicit recommendations for nominees from other members of the board and management. Our Nominating and Corporate Governance Committee may also retain professional search firms to identify candidates. The Nominating and Corporate Governance Committee seeks to identify as candidates for director persons with a reputation for and record of integrity and good business judgment. The Nominating and Corporate Governance Committee considers the nature of the expertise and experience required for the performance of the duties of a director of the Company, and such matters as the candidate’s relevant business and industry experience, professional background, age, current employment, community service and other board service. The Nominating and Corporate Governance Committee shall also consider the racial, ethnic and gender diversity of the board of directors.
In addition, the committee shall take into account all factors it considers appropriate in recommending candidates for election to the board of directors, which may include:
•
ensuring that the board of directors, as a whole, is appropriately diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert”), local or community ties;

•	minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and ability to work collegially; and
•	the extent to which the candidate would fill a present need on the board of directors.
Nomination Rights and Support Obligations under our Amended and Restated Stockholders Agreement
Our Amended and Restated Stockholders Agreement provides that the H&F Investor will have the right to nominate to our board of directors (such persons, the “H&F nominees”) a number of nominees equal to: (x) the total number of directors comprising our board of directors at such time, multiplied by (y) the percentage of our outstanding common stock held from time to time by the H&F Investor. For purposes of calculating the number of directors that the H&F Investor will be entitled to nominate, any fractional amounts are rounded up to the nearest whole number. In addition the Executive Stockholders (as defined in the Amended and Restated Stockholders Agreement) and the Read Trust Rollover Stockholders (as defined in the Amended and Restated Stockholders Agreement), trusts controlled by Mr. Lindberg, Mr. Read or members of their immediate family, acting together by majority vote, will have the right to nominate one person (such person, the “Executive nominee”) to our board of directors for so long as such stockholders collectively own at least 5% of our outstanding shares of common stock. The Amended and Restated Stockholders Agreement also provides that our Chief Executive Officer will be nominated to our board of directors. For so long as we have a classified board, the H&F nominees will be divided by the H&F Investor as evenly as possible among the classes of directors. The Executive nominee will initially be a Class II director and the Chief Executive Officer will initially be a Class III director.
Pursuant to the Amended and Restated Stockholders, we must include the H&F nominees, the Executive nominee and the Chief Executive Officer nominee on the slate that is included in our proxy statements relating to the election of directors of the class to which such persons belong and provide the highest level of support for the election of each such persons as we provide to any other individual standing for election as a director. In addition, each stockholder party to the amended and restated stockholders agreement agrees to vote in favor of the Company slate that is included in our proxy. As of April 13, 2020, parties to the Amended and Restated Stockholders Agreement beneficially owned more than 45% of our outstanding shares of common stock.

Messrs. Eisen, Narang and Ragatz were nominated by the H&F Investor pursuant to the Amended and Restated Stockholders Agreement and Mr. Read was nominated by the Executive Stockholders and the Read Trust Rollover Stockholders pursuant to the Amended and Restated Stockholders Agreement.
In the event that an H&F nominee or the Executive nominee ceases to serve as a director for any reason (other than the failure of our stockholders to elect such individual as a director), the persons entitled to designate such nominee director under the amended and restated stockholders agreement are entitled to appoint another nominee to fill the resulting vacancy.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
Stockholders wishing to include a proposal for stockholder consideration in our 2021 proxy statement or bring business before our annual meeting of stockholders in 2021 must send notice to our Corporate Secretary at our principal executive offices at 5650 Hollis Street, Emeryville, CA 94608 by registered, certified, or express mail and provide the required information and follow the other procedural requirements described below.
Stockholder Proposals for Inclusion in our 2021 Proxy Statement.
Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2021 annual meeting of stockholders must submit their proposals in accordance with that rule so that they are received by our Corporate Secretary at the address set forth above no later than the close of business on December 25, 2020. If the date of our 2021 annual meeting is more than 30 days before or after June 8, 2021, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.
Other Stockholder Proposals or Nominations for Presentation at the 2021 Annual Meeting
Our bylaws provide procedures by which a stockholder may bring business before any meeting of stockholders or nominate individuals for election to our board of directors at an annual meeting of stockholders. If a stockholder wishes to bring business to a meeting for consideration other than a matter brought pursuant to SEC Rule 14a-8 or to nominate one or more persons for election to our board of directors, the stockholder must deliver a written notice to our Corporate Secretary at the address written above and provide the information required by the provisions of our bylaws dealing with stockholder proposals or director nominations. The notice of such a proposal or director nomination must be delivered to (or mailed to and received at) the address set forth above no later than March 10, 2021 and no earlier than February 8, 2021, unless our 2021 annual meeting of stockholders is to be held more than 30 days before, or more than 70 days after, June 8, 2021, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2021 annual meeting and not later than the close of business on the later of the 90th day prior to the 2021 annual meeting or the 10th day after public announcement of the date of the 2021 annual meeting is first made by the Company. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period for the giving of stockholder notice. If the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors by February 28, 2021, then a stockholder’s notice required shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Company. The requirements for such stockholder’s notice are set forth in our bylaws, which are posted in the Corporate Governance section of the Investor Relations page on our website at https://investors.groceryoutlet.com.
Candidates proposed by stockholders in accordance with the procedures set forth in the Company’s bylaws will be considered by the Nominating and Corporate Governance Committee under criteria similar to the evaluation of other candidates set forth above in “—Minimum Qualifications of Directors.” Candidates submitted this way may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with the foregoing process will be notified of the Nominating and Corporate Governance Committee’s decision.
Certain stockholders have director nomination rights pursuant to our Amended and Restated Stockholders Agreement. See “—Nomination Rights and Support Obligations under our Amended and Restated Stockholders Agreement” above for more information.

AUDIT AND RISK MANAGEMENT COMMITTEE REPORT
The Audit and Risk Management Committee of the board of directors assists the board of directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit and Risk Management Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon.
In the performance of its oversight function, the Audit and Risk Management Committee reviewed and discussed our audited financial statements and reporting process for the fiscal year ended December 28, 2019. In addition, the Audit and Risk Management Committee discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit and Risk Management Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit and Risk Management Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether any non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence. Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit and Risk Management Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019 filed with the SEC.
Audit and Risk Management Committee

John E. Bachman, Chairman Matt Eisen Mary Kay Haben Thomas Herman Jeffrey York
The foregoing report of the Audit and Risk Management Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee

Kenneth W. Alterman, Chairman Matt Eisen Norman Matthews Erik Ragatz Jeffrey York
The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

EXECUTIVE OFFICERS
The following table sets forth information about our executive officers as of April 13, 2020:
Name	Age	Position
Eric J. Lindberg, Jr.	49	Chief Executive Officer and Director
Robert Joseph Sheedy, Jr.	45	President
Charles C. Bracher	47	Chief Financial Officer
Andrea R. Bortner	58	Chief Human Resources Officer
Pamela B. Burke	52	Chief Administrative Officer, General Counsel and Secretary
Heather L. Mayo	56	Executive Vice President, Sales and Merchandising
Brian T. McAndrews	59	Senior Vice President, Store Development
Thomas H. McMahon	58	Executive Vice President, Sales and Merchandising
Steven K. Wilson	56	Senior Vice President, Purchasing
Set forth below is a brief description of the business experience of our executive officers. All of our officers serve at the discretion of our board of directors.
Eric J. Lindberg, Jr. has served as our Chief Executive Officer since January 2019 and as a director since January 2006. Previously, from January 2006 to December 2018, Mr. Lindberg served as our Co-Chief Executive Officer. Prior to being appointed Co-Chief Executive Officer, Mr. Lindberg served in various positions with us since 1996. As our Chief Executive Officer, Mr. Lindberg brings to our board of directors significant senior leadership, and his detailed knowledge of our operations, finances, strategies and industry garnered over his 23-year tenure with us makes him well qualified to serve as our Chief Executive Officer and as a member of the board of directors. Mr. Lindberg and Mr. Read, a member of our board of directors, are cousins by marriage.
Robert Joseph Sheedy, Jr. has served as our President since January 2019. Mr. Sheedy previously served as our Chief Merchandise, Marketing &Strategy Officer from April 2017 to December 2018, our Chief Merchandise & Strategy Officer from March 2014 to April 2017 and our Vice President, Strategy from April 2012 to February 2014. Before joining us, Mr. Sheedy served in various roles at Staples Inc., an office supply company, from 2005 to 2012, most recently as their Vice President, Strategy.
Charles C. Bracher has served as our Chief Financial Officer since August 2012. Before joining us, Mr. Bracher served in various roles at Bare Escentuals, Inc., a mineral cosmetics company, from 2005 to 2012, most recently as Chief Financial Officer. Mr. Bracher began his career in the Investment Banking Division of Goldman, Sachs & Co.
Andrea R. Bortner has served as our Chief Human Resources officer since March 2020. Before joining us, Ms. Bortner served as Chief Human Resources Officer at Maxar Technologies, Inc., a space technology company, from August 2016 to October 2019 and as Chief Human Resources Officer at Catalina, an advertising and marketing company, from August 2012 to June 2016.
Pamela B. Burke has served as our Chief Administrative Officer, General Counsel and Secretary since January 2019 and previously served as our General Counsel and Secretary from June 2015 to December 2018. Before joining us, Ms. Burke served in various management positions at CRC Health Group, Inc., a provider of specialized behavioral health services, most recently as Senior Vice President of Legal, HR and Risk from April 2010 to February 2015.
Heather L. Mayo has served as our Executive Vice President of Sales and Merchandising, East since October 2019. Before joining us, Ms. Mayo served as Chief Merchandising Officer of Boxed, a wholesale bulk retailer, from November 2016 to September 2017. Ms. Mayo served in various roles in merchandising and operations at Sam’s Club, a division of Walmart, from 2004 to 2016, most recently as their Senior Vice President, Operations for the West Division from February 2015 to March 2016 and as Senior Vice President, Operations for the South Division from August 2014 to February 2015.
Brian T. McAndrews has served as our Senior Vice President of Store Development overseeing all company real estate functions since July 2018. Before joining us, Mr. McAndrews served as Chief Real Estate Officer at Conn’s Home Plus, a furniture and appliance store chain, from June 2017 to June 2018 and as Senior Vice President, Global Real Estate & Construction at Dollar Financial Corporation from February 2010 to June 2017.

Thomas H. McMahon has served as our Executive Vice President of Sales and Merchandising since January 2017 and served as our Vice President of Sales and Merchandising from December 2008 to December 2016. Before joining us in 2008, Mr. McMahon was the Chief Executive Officer and Chief Operating Officer of T Street Incorporated, a retail specialty company.
Steven K. Wilson has served as our Senior Vice President of Purchasing since February 2018 and previously served as our Vice President of Purchasing from July 2006 to January 2018. Prior to being appointed Vice President of Purchasing, Mr. Wilson served in various positions with us since 1994.
Our executive officers are appointed by our board of directors and serve until their successors have been duly appointed and qualified or their earlier resignation or removal.

FISCAL 2019 HIGHLIGHTS
Our fiscal 2019 results reflect strong execution across our business as we continue to invest in our future growth. Highlights include the following:
•	Grew annual net sales to $2.56 billion from $2.29 billion in the same period in fiscal 2018, representing 11% growth year over year
•	Increased comparable store sales by 5.2%
•	Opened 31 net new stores
•	Generated net income of $15.4 million compared to net income of $15.9 million in the same period in fiscal 2018
•	Increased non-GAAP adjusted net income(1) to $65.0 million from $49.3 million in fiscal 2018
•	Increased adjusted EBITDA(1) to $169.8 million compared to $153.6 million in the same period in fiscal 2018
•	Reduced total debt by 47.7% to $448.0 million compared to $857.4 million at the end of fiscal 2018
•	Grew net cash provided by operations to $132.8 million from $105.8 million in the same period in fiscal 2018
•	Expanded our Board of Directors to 11 with the appointments of two independent directors, John E. (“Jeb”) Bachman and Mary Kay Haben
As we continue to grow, we remain committed to advancing our mission of Touching Lives for the Better. During fiscal 2019 we & our independent operators:
•	Partnered with over 400 local charities & foodbanks throughout the year
•	Raised over $2.0 million through our annual “Independence From Hunger” campaign – the equivalent of approximately one million meals – to address critical food insecurity needs in local communities
•	Saved customers over $2.0 billion compared to traditional retailers
•	Were named ‘Grocer of the Year’ by Grocery Dive
For more complete information regarding our fiscal 2019 performance, please review our Annual Report.
(1)
Adjusted EBITDA and non-GAAP adjusted net income are non-GAAP financial measures, which exclude the impact of certain special items. For supplemental information about these numbers and a reconciliation of adjusted EBITDA and non-GAAP adjusted net income to net income computed in accordance with GAAP see Annex A to this Proxy Statement.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each material element of compensation for the fiscal year ended December 28, 2019 that we provided to each person who served as our principal executive officer or principal financial officer during 2019 and our three most highly compensated executive officers employed at the end of 2019, all of whom we refer to collectively as our Named Executive Officers.
Our Named Executive Officers for the fiscal year ended December 28, 2019 were as follows:
•	Eric J. Lindberg, Jr., Chief Executive Officer
•	Charles C. Bracher, Chief Financial Officer
•	S. MacGregor Read, Jr., Vice Chairman of the Company*
•	Robert Joseph Sheedy, Jr., President
•	Thomas H. McMahon, Executive Vice President, Sales & Merchandising
*
Mr. Read served as our executive Vice Chairman from January 2019 to April 2020, at which time he transitioned to the non-executive role of Vice Chairman of our board of directors. In connection with this transition, Mr. Read and the Company entered into a transition letter agreement which is described below under “—Read Transition Agreement.”

Role of the Compensation Committee
The Compensation Committee is responsible for establishing, implementing and evaluating our employee compensation and benefit programs. The Compensation Committee periodically reviews and makes recommendations to our board of directors with respect to the adoption of, or amendments to, all equity-based incentive compensation plans for employees, and cash-based incentive plans for executive officers, and evaluates whether the relationship between the incentives associated with these plans and the level of risk-taking by executive officers in response to such incentives is reasonably likely to have a material adverse effect on us. The Compensation Committee annually evaluates the performance of our executive officers, establishes the annual salaries and annual cash incentive awards for our executive officers and approves all equity awards. The Compensation Committee’s objective is to ensure that the total compensation paid to our Named Executive Officers as well as our other senior officers is fair, competitive, performance based and financially efficient. Generally, the types of compensation and benefits provided to our Named Executive Officers are similar to those provided to other senior members of our management team.
Executive Compensation Objectives and Philosophy
The goal of our executive compensation program is to create long-term value for our investors while at the same time rewarding our executives for superior financial and operating performance and encouraging them to remain with us for long, productive careers. We believe the most effective way to achieve this objective is to design an executive compensation program rewarding the achievement of specific annual, long-term and strategic goals and aligning executives’ interests with those of our investors by further rewarding performance above established goals. We use this philosophy as the foundation for evaluating and improving the effectiveness of our executive pay program. The following are the core elements of our executive compensation philosophy:
•
Market Competitive: Compensation levels and programs for executives, including the Named Executive Officers, should be competitive relative to the marketplace in which we operate. It is important for us to leverage an understanding of what constitutes competitive pay in our market and build unique strategies to attract the high caliber talent we require to manage and grow our Company;

•	Performance-Based: Most executive compensation should be performance-based pay that is “at risk,” based on short-term and long-term goals, which reward both organizational and individual performance;
•	Investor Aligned: Incentives should be structured to create a strong alignment between executives and investors on both a short-term and a long-term basis; and
•	Financially Efficient: Pay programs and features should attempt to minimize the impact on our earnings and maximize our tax benefits, all other things being equal.
By incorporating these elements, we believe our executive compensation program is responsive to our investors’ objectives and effective in attracting, motivating and retaining the level of talent necessary to grow and manage our business successfully.
Process for Determining Compensation
In 2019, the Compensation Committee reviewed the performance of our Chief Executive Officer. The Compensation Committee tries to ensure that a substantial portion of the Chief Executive Officer’s compensation is directly linked to individual performance and the performance of our business. As discussed under “—Employment Agreements with Named Executive Officers—Chief Executive Officer Employment Agreement,” we entered into an employment agreement with our Chief Executive Officer, which addresses certain elements of his compensation and benefits package.
In determining the compensation of each of our Named Executive Officers (other than the Chief Executive Officer), the Compensation Committee seeks the input of the Chief Executive Officer. At the end of each year, the Chief Executive Officer reviews a self-assessment prepared by each Named Executive Officer and assesses the Named Executive Officer’s performance against the business unit (or area of responsibility) and individual goals and objectives. The Compensation Committee then considers the Chief Executive Officer’s assessment and reviews and approves the compensation for each Named Executive Officer.

Relationship of Compensation Practices to Risk Management and Governance
We have reviewed and considered our compensation plans and practices for all our employees and do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. We utilize many design features that mitigate the possibility of encouraging excessive risk-taking behavior. Among these design features are: reasonable goals and objectives that are well-defined and communicated; and a balance of short- and long-term variable compensation tied to a mix of financial and operational objectives. Personal objectives are not built into our incentive design.
What We Do		What We Don’t Do
✓	We align short- and long-term incentive programs to shareholder interests	✘	We do not provide our executive officers with tax gross ups on severance or change-in-control benefits
✓	We engage with and seek feedback from our shareholders regarding our executive compensation program	✘	Our equity plan does not allow repricing of underwater options without shareholder approval
✓	We conduct annual risk assessments of our compensation policies and practices	✘	We do not permit directors and officers to hedge our stock
✓	We maintain rigorous stock ownership guidelines to support the alignment of executive and Board interests with those of our stockholders	✘	We do not provide significant executive perquisites or supplemental benefits
✓	Our Compensation Committee retains an independent compensation consultant	✘	We do not pay dividend equivalents to executive officers on unvested restricted stock unit or performance share unit awards
✓	We cap cash incentive payouts
Considerations in Setting 2019 Compensation
The 2019 compensation of our Named Executive Officers was based on company-wide operating results for all incentives and individual performance objectives associated with base salary increases. The Compensation Committee believes that the total 2019 compensation opportunity for our Named Executive Officers was competitive while at the same time being responsible to our investors because a significant percentage of total compensation in 2019 was allocated to variable compensation, paid only upon achievement of both individual and Company performance objectives.
The following is a summary of key considerations that affected the development of 2019 compensation targets and 2019 compensation decisions for our Named Executive Officers (and which the Compensation Committee believes will continue to affect its compensation decisions in future years):
Use of Market Data. We establish target compensation levels that are consistent with market practice and internal equity considerations (including position, responsibility and contribution) relative to base salaries, annual bonuses and long-term equity compensation, as well as the appropriate pay mix for a particular position. In order to gauge the competitiveness of our compensation programs, we may also review compensation practices and pay opportunities from retail and grocery industry survey data. We attempt to position ourselves to attract and retain qualified senior executives in the face of competitive pressures in our relevant labor markets.
Emphasis on Performance. Our compensation program provides increased pay opportunity correlated with superior performance over the long term. When evaluating base salary, individual performance is the primary driver that determines the Named Executive Officer’s annual increase, if any. In our Annual Incentive Plan (the “AIP”), performance metrics are key drivers in determining the Named Executive Officer’s non-equity incentive award. In addition, for fiscal 2020, the Compensation Committee has approved a long-term incentive program consisting of time-vesting restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”). Although individual grants have not yet been made to our Named Executive Officers for 2020, the Compensation Committee approved the mix of long-term equity incentive value should be split 70% PSUs and 30% RSUs for our Chief Executive Officer and 60% PSUs and 40% RSUs for the other Named Executive Officers.
The Importance of Organizational Results. The AIP uses the achievement of specific organizational metrics in determining approximately 50% to 100% of the Named Executive Officers’ target annual cash incentive award to hold the Named Executive Officers accountable for both the results of their organization and overall company results.

The AIP was designed to emphasize and reward the Named Executive Officers for corporate performance. In addition, for fiscal 2020, the PSUs included in our long-term incentive program will vest based on the achievement of cumulative operating goals after a three-year performance period.
Role of Compensation Consultant
In fiscal 2019, in connection with the Company’s initial public offering, we engaged Korn Ferry, the Compensation Committee’s independent advisor, to review the competitiveness of compensation provided to executives and provide the Compensation Committee with an executive compensation assessment, peer group analysis and related compensation advice. Korn Ferry provides analyses that inform the decisions of the Compensation Committee, but it does not decide or approve any compensation decisions. In 2019, Korn Ferry developed criteria used to identify and refine peer and other comparable companies for executive compensation and performance comparisons. Korn Ferry representatives met informally with the chairperson of the Compensation Committee and with certain members of our management team, and formally with our Compensation Committee as requested.
For fiscal 2020, the Compensation Committee retained Korn Ferry to provide the Compensation Committee with input and guidance on all components of our executive compensation program and advise the Compensation Committee with respect to market data for base salary, annual bonus and long-term equity compensation for similarly situated executives in our peer group.
Compensation Levels and Benchmarking
We benchmark our executive compensation against a peer group of companies with which we may compete for executive talent. Market pay data for the peer group for 2019 was gathered through publicly available information and compensation surveys conducted by Korn Ferry. When making compensation decisions, the Compensation Committee takes into consideration the value of total direct compensation (TDC), which consists of base salary, annual incentive bonus and long term equity incentive compensation, provided to executives and where that value falls in relation to comparable companies (our peer group discussed below along with other market survey data). While the Compensation Committee does not target a specific percentile of comparable companies when making decisions regarding individual compensation components, the Compensation Committee generally looks to position the value of target TDC so as to be competitive with the 50th percentile of comparable companies, with exceptions made based on the Compensation Committee’s analysis of key factors.
The peer group will be periodically evaluated and updated to ensure the companies in the group remain relevant to us based on our changing size and other factors. For 2019, our Compensation Committee reviewed the compensation of our executive officers and compared it with that of both our peer group companies and broader, composite global market survey data provided by our independent compensation consultant. In assessing the appropriateness of peer companies, the Compensation Committee considered the following criteria for our peer group in 2019: annual revenues, grocery and discount retail, as well as broader retail, talent market that represents the market for executive talent for our company, growth-oriented companies and the peer groups used by proxy advisory firms.
The peer group of 15 companies which, along with broader market survey data, were used for benchmarking purposes in fiscal 2019 is set forth below.
National Vision Holdings, Inc. Floor & Décor Holdings, Inc. Five Below, Inc. Ollies Bargain Market Holdings Sprouts Farmers Market, Inc. Aaron’s, Inc. Dunkin’ Brands Group, Inc. Boot Barn Holdings, Inc.	Weis Markets, Inc. Lululemon Athletica Inc. Texas Roadhouse, Inc. RH Deckers Outdoor Corporation Sleep Number Corporation At Home Group Inc.

Elements of 2019 Compensation Program
There are three key components of our executive compensation program for our Named Executive Officers:
•	base salary;
•	annual incentive bonus pursuant to the AIP; and
•	long-term equity incentive compensation in the form of stock options.
In addition to these key compensation elements, our Named Executive Officers are provided certain other compensation. See “—Other Compensation.”
We believe that offering each of the components of our executive compensation program is necessary to remain competitive in attracting and retaining talented executives. Furthermore, the annual incentive bonus and long-term equity incentive compensation align the executive’s goals with those of the organization and our stockholders. Collectively, these components are designed to reward and influence the executive’s individual performance and our short-term and long-term performance. Base salaries and annual incentive bonuses are designed to reward executives for their performance and our short-term performance. We believe that providing long-term incentive compensation in the form of stock options, time based restricted stock units and performance based restricted stock units ensures that our executives have a continuing stake in our long-term success and have incentives to increase our equity value. Total compensation for each Named Executive Officer is reviewed annually to ensure that the proportions of the executive’s short-term incentives and long-term incentives are properly balanced.
The components of incentive compensation (the annual incentive bonus and equity awards) are significantly “at risk,” as the degree to which the annual incentive bonuses are paid and the performance vesting and the intrinsic value of the equity awards all depend on the extent to which certain of our operating and financial goals are achieved. When reviewing compensation levels, each component of compensation is reviewed independently, and the total pay package is reviewed in the aggregate. However, the Compensation Committee believes that an important component of aligning the interests of investors and executives is to place a strong emphasis on “at risk” compensation linked to overall Company performance. In 2019, approximately 80% of the total target direct compensation for our Chief Executive Officer was “at risk.”
Base Salary
We pay our Named Executive Officers base salaries to compensate them for services rendered each year. Base salary is a regular, cash payment, the amount of which is based on position, experience and performance after considering the following primary factors: internal review of the executive’s compensation and the Compensation Committee’s assessment of the executive’s individual prior performance. Salary levels are typically considered annually as part of our performance review process but can be adjusted in connection with a promotion or other change in job responsibility. Merit-based increases to salaries of our Named Executive Officers are determined each December by the Compensation Committee after an assessment of the performance of each executive for that fiscal year.
Effective July 1, 2019, the base salary of Mr. Lindberg was increased from $584,298 to $750,000, and the base salary of Mr. Sheedy was increased from $489,250 to $550,000, in each case reflecting our board of directors’ assessment of the executive’s individual contributions and performance during the 2019 fiscal year, and to provide a competitive salary within range of market median for the executive’s particular position and duties. None of our other Named Executive Officers received an additional base salary increase in the 2019 fiscal year.
The following table summarizes the annual base salaries as of December 28, 2019 of our Named Executive Officers.
2019 Salary ($)
Eric J. Lindberg, Jr.	750,000
Charles C. Bracher	522,698
S. MacGregor Read, Jr.	584,298
Robert Joseph Sheedy, Jr.	550,000
Thomas H. McMahon	358,217

Effective January 5, 2020, the base salary of each of our Named Executive Officers was increased by a certain percentage as shown in the following table, in order to provide a competitive salary for the executive’s particular position and duties.
	Salary Increase from 2019 to 2020 (%)	2020 Salary ($)
Eric J. Lindberg, Jr.	3.00	772,500
Charles C. Bracher	3.00	538,379
S. MacGregor Read, Jr.	3.00	601,827
Robert Joseph Sheedy, Jr.	6.00	583,000
Thomas H. McMahon	11.67	400,021
Annual Cash Incentive Compensation
In addition to receiving base salaries, our Named Executive Officers and other senior members of our management team are eligible to receive an annual incentive bonus pursuant to the AIP each year. Our AIP is an annual cash incentive program designed to create a link between executive compensation and our performance. The AIP provides metrics for the calculation of annual incentive-based cash compensation after assessing the participant’s performance against pre-determined quantitative and qualitative measures within the context of our overall performance. For each fiscal year, the participants’ annual incentive bonuses are determined as a percentage of their base salaries, based on the achievement of the applicable Company-wide and individual goals established by the Compensation Committee on a sliding scale.
2019 Annual Incentive Plan
In February 2019, our board of directors adopted the 2019 Annual Incentive Plan (the “2019 AIP”), pursuant to which the Compensation Committee set the performance goals for the 2019 fiscal year. The following core corporate performance measures were used to calculate the annual bonus pool under the 2019 AIP: (i) 50% related to “FY19 Bonus EBITDA,” which is our fiscal 2019 Adjusted EBITDA, calculated as set forth in our Annual Report under the heading “Item 7—Management’s Discussion and Analysis of Results of Operations and Financial Condition — Operating Metrics and Non-GAAP Financial Measures—EBITDA, Adjusted EBITDA and Non-GAAP Adjusted Net Income,” adjusted to exclude public company costs and other items (with an annual target goal of $170.1 million); (ii) 25% related to comparable store sales growth (with an annual target goal of 4.14% over the prior year); and (iii) 25% sales for stores opened in fiscal 2019 and 2018 (with an annual target goal of $225.5 million for each fiscal year). Each of these metrics scale independently above 100% subject to the achievement of 95% of the FY19 Bonus EBITDA target and are not capped. Awards under the 2020 AIP (as defined below) will be capped at a maximum of 200% of a participant’s bonus target.
Subject to the minimum achievement of a 3% year to date FY19 Bonus EBITDA growth from the prior fiscal year and 95% of target achievement, we made interim quarterly payments under the 2019 AIP based on FY19 Bonus EBITDA and comparable store sales growth metrics, and 25% of the calculated quarterly payouts were retained to be paid at year-end.
When establishing the foregoing performance targets, the Compensation Committee set targets that it believed (i) were challenging to achieve and reasonable and (ii) fairly incentivized participants. By setting the foregoing targets, the Compensation Committee established what it believed were stretch goals that would incentivize and reward exceptional employee performance without any guarantee that we would meet or exceed any such metrics in the prevailing business environment. Achievement of performance goals, which will determine the amount, if any, earned under the 2019 AIP, was determined by the Compensation Committee in its sole discretion. Bonus amounts (including any interim quarterly payments thereof) are payable in a lump sum cash amount (or, at the discretion of the Compensation Committee, in shares of our stock), and the payment with respect to any bonus amount under the 2019 AIP is subject to a participant’s continued employment through the payment date.
Actual annual cash incentive awards were calculated by multiplying each Named Executive Officer’s average base salary for fiscal 2019 by his target award potential, which were then adjusted by an overall achievement factor based on the combined weighted achievement of the performance measures.

For fiscal 2019, the percentage of target achievement for each core corporate performance measure described above was as follows: (i) FY19 Bonus EBITDA: 101.8%, resulting in a payout of 108.8%; (ii) 12 month comparable store sales growth: 126.4%, resulting in a payout of 126.4%; and (iii) sales for stores opened in fiscal 2019 and fiscal 2018: 102.6%, resulting in a payout of 112.9%.
The following table summarizes the fiscal 2019 annual incentive awards earned based on actual performance, as compared to the target opportunity, for each of our Named Executive Officers:
	2019 Base Salary ($)	Target Bonus (%)	Target Bonus Amount ($)	Overall Achievement Factor (%)	Actual Bonus Achieved ($)
Eric J. Lindberg, Jr.(1)(2)	666,694	100	666,694	114.2612	761,772
Charles C. Bracher	522,698	60	313,619	114.2612	358,345
S. MacGregor Read, Jr.	584,298	100	584,298	114.2612	667,626
Robert Joseph Sheedy, Jr.(1)(3)	519,458	75	389,593	114.2612	445,154
Thomas H. McMahon	358,217	50	179,109	114.2612	204,651
(1)	2019 Base Salary reflects the average base salary for the year.
(2)	Effective July 1, 2019, the base salary of Mr. Lindberg was increased from $584,298 to $750,000, and his target bonus amount was 100% of his base salary paid for fiscal year 2019.
(2)	Effective July 1, 2019, the base salary of Mr. Sheedy was increased from $489,250 to $550,000, and his target bonus amount was 75% of his base salary paid for fiscal year 2019.
In February 2020, our board of directors adopted the 2020 Annual Incentive Plan (the “2020 AIP”), pursuant to which the Compensation Committee set the performance goals for the 2020 fiscal year. The following core corporate performance measures were used to calculate the annual bonus pool under the 2020 AIP: (i) 60% based on FY 2020 Adjusted EBITDA; and (ii) 40% based on comparable store sales growth. Based on input from Korn Ferry and review of peer benchmarking and to better align the bonus payout with growth strategy performance, the Company revised the payout range to include a minimum (50% of bonus target) and maximum (200% of bonus target).
Long-Term Equity Incentive Compensation
In addition to base salary and cash bonus compensation, each of our Named Executive Officers is provided long-term equity incentive compensation. The use of long-term equity incentives creates a link between executive compensation and our long-term performance, thereby creating alignment between executive and investor interests.
Equity awards granted to our Named Executive Officers under our 2014 Stock Incentive Plan (the “2014 Stock Plan”) and 2019 Incentive Plan (the “2019 Incentive Plan”) were determined based on market competitiveness, criticality of position and individual performance (both historical and expected future performance). Historically, stock options have been a core element of long-term incentive opportunity for our Named Executive Officers. However, we have moved to time-vesting restricted stock units (RSUs) and performance-based stock units (PSUs) for 2020 grants.
For fiscal 2020, the Compensation Committee has approved a long-term incentive program consisting of time-vesting RSUs”) and performance-vesting PSUs. The RSUs will vest over a three year period with one third vesting on the first three anniversaries of a specified vesting commencement date, contingent on continued employment with the Company on each such date. The PSUs vest after a three-year performance period based on the achievement of cumulative operating goals and contingent on continued employment with the Company. Although individual grants have not yet been made to our Named Executive Officers for 2020, the Committee agreed that the mix of long-term equity incentive value should be split 70% PSUs and 30% RSUs for our Chief Executive Officer and 60% PSUs and 40% RSUs for the other Named Executive Officers.
Options Granted in 2019
In connection with the closing of our initial public offering, we granted equity awards to our Named Executive Officers under the 2019 Incentive Plan in order to (i) recognize such individuals’ efforts on our behalf in connection with our formation and our initial public offering, (ii) ensure their alignment with our stockholder’s interests and (iii) provide a retention element to their compensation.

The Company granted each of our Named Executive Officers a time-vesting option to purchase shares of our common stock at an exercise price of $22.00, the price of a share of our common stock in the initial public offering, as shown in the following table. Such options will vest and become exercisable on the fourth anniversary of the grant date, subject to the executive’s continued employment with us on the vesting date. If the executive undergoes a termination of employment without cause following a change in control (as such terms are defined in the 2019 Incentive Plan), such options will become fully vested and exercisable.
	Number of Options Granted	Grant Date Fair Value of Stock and Option Awards ($)(1)
Eric J. Lindberg, Jr.	210,450	1,643,387
Charles C. Bracher	91,195	712,134
S. MacGregor Read, Jr.	210,450	1,643,387
Robert Joseph Sheedy, Jr.	91,195	712,134
Thomas H. McMahon	63,135	493,016
(1)
The amounts included in this column represent the grant date fair value of options granted to our Named Executive Officers under the 2019 Incentive Plan, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 7, Share-based Awards to the consolidated financial statements included in our Annual Report.

The options were granted to each of our Named Executive Officers pursuant to an option agreement which provides that if the executive engages in any “detrimental activity” (as defined in the 2019 Incentive Plan and provided below), our Compensation Committee may, in its sole discretion, take actions permitted under the 2019 Incentive Plan, including: (a) canceling the options, or (b) requiring that the executive forfeit any gain realized on the exercise of the options or the disposition of any shares of our common stock received upon exercise of the options, and repay such gain to us. Under the 2019 Incentive Plan, “detrimental activity” is generally defined as any of the following: (i) unauthorized disclosure of any of our confidential or proprietary information; (ii) any activity that would be grounds to terminate the executive’s employment or service with us for cause; (iii) a breach by the executive of any restrictive covenant by which such executive is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with us; or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by our Compensation Committee in its sole discretion.
2016 and 2018 Dividends on Options
As described below, we declared cash dividends in respect of our outstanding common stock in 2016 and 2018. Pursuant to the terms of the 2014 Stock Plan, our board of directors was required to make an equitable adjustment to all outstanding options in connection with the payment of the extraordinary dividend.
In June 2016, our board of directors declared a cash dividend of $1.23 per share of our outstanding common stock (the “2016 Dividend”). In connection with the 2016 Dividend, we treated the outstanding options held by each of Named Executive Officers our pursuant to the 2014 Stock Plan as follows:
•
With respect to vested time-vesting options, the Named Executive Officer received a lump-sum cash payment in an amount equal to the number of shares underlying the vested option multiplied by the 2016 Dividend amount, less applicable tax withholdings, paid in June 2016.

•
With respect to unvested time-vesting options, the Named Executive Officer received a right to cash payment in an amount equal to the number of shares underlying the option multiplied by the 2016 Dividend amount, to be paid in part upon each vesting date under the unvested option (provided that the executive satisfied the vesting conditions applicable to the unvested option, for such vesting date).

•	We reduced the per share exercise prices of any outstanding unvested performance-vesting options held by Named Executive Officers, by the per share 2016 Dividend amount.

In October 2018, our board of directors declared a cash dividend of $2.10 per share of the company’s outstanding common stock (the “2018 Dividend”). In connection with the 2018 Dividend, we treated the outstanding options held by each of our Named Executive Officers pursuant to the 2014 Stock Plan as follows:
•
With respect to vested time-vesting options, the Named Executive Officer received a lump-sum cash payment in an amount equal to the number of shares underlying the vested option multiplied by the 2018 Dividend amount, less applicable tax withholdings, paid on October 26, 2018.

•
With respect to unvested time-vesting options, the Named Executive Officer received a right to cash payment in an amount equal to the number of shares underlying the unvested option multiplied by the 2018 Dividend amount, to be paid in part upon each vesting date under the option (provided that the executive satisfied the vesting conditions applicable to the unvested option, for such vesting date).

•	We reduced the per share exercise prices of any outstanding unvested performance-vesting options held by Named Executive Officers, by the per share 2018 Dividend amount.
Employment Agreements with Named Executive Officers
Messrs. Lindberg and Read
On October 7, 2014, we entered into an amended and restated chief executive officer employment agreement with each of Messrs. Lindberg and Read, pursuant to which each executive agreed to serve as Co-Chief Executive Officers. As of January 2019, Mr. Lindberg has served as our Chief Executive Officer and Mr. Read has served as our executive Vice Chairman. Under their employment agreements, each of Messrs. Lindberg’s and Read’s initial annual base salary was $504,000 ($750,000 in 2019 for Mr. Lindberg and $584,298 in 2019 for Mr. Read) and each executive’s target AIP award is 100% of his base salary. Each employment agreement provides that in the event of a termination of employment without cause or resignation for good reason (as such terms are defined in the employment agreement), each of Messrs. Lindberg and Read is entitled to (i) payment of his base salary, payable in equal installments in accordance with our regular payroll practices for a period of 24 months following the termination date; (ii) an amount equal to two times his target bonus for the year in which the termination date occurs, payable in equal installments for a period of 24 months following the termination date; and (iii) payment for up to 18 months of medical and dental benefits for the executive and his dependents which are substantially the same as the benefits provided immediately prior to the termination date (including, in our discretion, payment for the costs associated with continuation coverage pursuant to COBRA). Each employment agreement further provides that if the executive’s employment is terminated by reason of his death or disability, he will be entitled to a lump sum amount equal to his target annual bonus for the year in which the termination occurs, prorated based on the ratio of the number of days during such year that the executive was employed to 365. Each employment agreement contains non-competition covenants during the term of the agreement as well as confidentiality and employee non-solicitation covenants.
Messrs. Bracher, Sheedy and McMahon
On October 7, 2014, we entered into an employment agreement with each of Messrs. Bracher, Sheedy and McMahon, pursuant to which each executive serves as Chief Financial Officer, President and Executive Vice President of Sales & Merchandising, respectively. Under each employment agreement, Mr. Bracher’s initial annual base salary was $450,883 ($522,698 in 2019), Mr. Sheedy’s initial annual base salary was $350,000 ($550,000 in 2019) and Mr. McMahon’s initial annual base salary was $309,000 ($358,217 in 2019). Each employment agreement contains non-competition covenants during the term of the agreement as well as confidentiality and employee non-solicitation covenants.
Other Compensation
Benefits
We provide various employee benefit programs to our Named Executive Officers, including medical, vision, dental, life insurance, accidental death & dismemberment, long-term disability, short-term disability, health savings accounts and wellness programs. These benefit programs are generally available to all of our employees. These benefits are provided to our Named Executive Officers to eliminate potential distractions from performing their regular job duties. We believe the cost of these programs is counterbalanced by an increase in productivity by the executives receiving access to them.

Profit Sharing Contributions
We maintain a defined contribution pension plan (the “401(k) Plan”) for all full-time employees, including our Named Executive Officers, with at least three months of service. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The 401(k) Plan provides that each participant may contribute up to 60% of such participant’s compensation subject to certain restrictions. The 401(k) Plan allows for discretionary employer contributions, and the amount of these contributions paid to the Named Executive Officers are disclosed in the “All Other Compensation” column of the Summary Compensation Table.
Tax and Accounting Implications
The Compensation Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718.
Summary Compensation Table
The following table summarizes the total compensation earned in 2019 by our Named Executive Officers during fiscal years 2018 and 2019. We have omitted from this table the columns for Change in Pension Value and Nonqualified Deferred Compensation Earnings, because no Named Executive Officer received such types of compensation during fiscal years covered.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Eric J. Lindberg, Jr. Chief Executive Officer	2019	666,694(5)	1,643,387	761,772	934,422	4,006,275
	2018	567,279	—	440,042	2,638,485	3,645,806
Charles C. Bracher Chief Financial Officer	2019	522,698	712,134	358,345	271,365	1,864,542
	2018	507,473	—	262,747	725,402	1,495,622
S. MacGregor Read, Jr. Vice Chairman	2019	584,298	1,643,387	667,626	934,422	3,829,733
	2108	567,279	—	440,042	2,638,485	3,645,806
Robert Joseph Sheedy, Jr. President	2019	519,458(5)	712,134	445,154	271,365	1,948,111
	2018	475,000	—	245,934	725,376	1,446,310
Thomas H. McMahon Executive Vice President, Sales &Merchandising	2019	358,217	493,016	204,651	190,992	1,246,876
	2018	347,783	—	180,066	494,269	1,022,118
(1)
Amounts reported in the “Salary” column represent the base salary earned by each Named Executive Officer during the fiscal year covered. Effective July 1, 2019, the base salary of Mr. Lindberg was increased from $584,298 to $750,000 and the base salary of Mr. Sheedy was increased from $489,250 to $550,000.

(2)
Amounts reported in the “Option Awards” column represent the grant date fair value of the options granted during the fiscal year covered to our Named Executive Officers, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 7, Share-based Awards to our consolidated financial statements included in our Annual Report.

(3)
Amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the annual incentive bonus amounts earned by each Named Executive Officer pursuant to the AIP during the fiscal year covered.

(4)	Amounts reported in the “All Other Compensation” column represent the following with respect to each Named Executive Officer in fiscal year 2019:
•
Mr. Lindberg: profit sharing contribution amount of $30,250 under our 401(k) Plan; and a lump sum cash payment in the amount of $904,172 in connection with the payment of the 2016 and 2018 Dividends relating to the vesting of the last tranche of Mr. Lindberg’s time-based options.

•
Mr. Bracher: profit sharing contribution amount of $30,250 under the 401(k) Plan; and a lump sum cash payment in the amount of $241,115 in connection with the payment of the 2016 and 2018 Dividends relating to the vesting of the last tranche of Mr. Bracher’s time-based options.

•
Mr. Read: profit sharing contribution amount of $30,250 under the 401(k) Plan; and a lump sum cash payment in the amount of $904,172 in connection with the payment of the 2016 and 2018 Dividends relating to the vesting of the last tranche of Mr. Read’s time-based options.

•
Mr. Sheedy: profit sharing contribution amount of $30,250 under the 401(k) Plan; and a lump sum cash payment in the amount of $241,115 in connection with the payment of the 2016 and 2018 Dividends relating to the vesting of the last tranche of Mr. Sheedy’s time-based options.

•
Mr. McMahon: profit sharing contribution amount of $30,250 under the 401(k) Plan; and a lump sum cash payment in the amount of $160,742 in connection with the payment of the 2016 and 2018 Dividends relating to the vesting of the last tranche of Mr. McMahon’s time-based options.

(5)	2019 Salary reflects the average base salary for the year.

Grants of Plan-Based Awards in 2019
The following table provides information with respect to grants of plan-based awards to our Named Executive Officers in 2019.
GRANTS OF PLAN BASED AWARDS
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares Of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / share)	Grant Date Fair Value of Stock and Option Awards ($)(2)	Grant Date of Stock Option Awards
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Eric J. Lindberg, Jr.	—	667,149	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	210,450	22.00	1,643,387	6/19/2019
Charles C. Bracher	—	313,619	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	91,195	22.00	712,134	6/19/2019
S. MacGregor Read, Jr.	—	584,298	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	210,450	22.00	1,643,387	6/19/2019
Robert Joseph Sheedy, Jr.	—	389,719	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	91,195	22.00	712,134	6/19/2019
Thomas H. McMahon	—	179,109	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	63,135	22.00	493,016	6/19/2019
(1)
See “Annual Cash Incentive Compensation—2019 Annual Incentive Plan” for a description of our annual performance-based cash bonus plan. The amounts in the “Target” column represent the target amounts available under the 2019 AIP for our 2019 fiscal year with respect to each Named Executive Officer. The calculation uses each Named Executive Officer’s base salary as of January 7, 2019. For purposes of this table, the “Threshold” amount shown represents an assumption that the Company achieves the threshold level of adjusted EBITDA performance and individual performance attainment that is slightly greater than 0%, which would result in a de minimis AIP payout. There is no maximum level with respect to awards under the 2019 AIP.

(2)
The amounts included in this column represent the grant date fair value of options granted to our Named Executive Officers under the 2019 Incentive Plan, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 7, Share-based Awards to the consolidated financial statements included in our Annual Report.

Outstanding Equity Awards at 2019 Year End
The following table includes certain information with respect to stock options held by our Named Executive Officers as of December 28, 2019.
Outstanding Equity Awards At Fiscal Year End
Name	Original Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)(3)	Option Exercise Price($)	Option Expiration Date
Eric J. Lindberg, Jr.	10/21/14	1,357,614			7.13	10/21/24
	10/21/14			1,357,614	3.81	10/21/24
	6/19/19		210,450		22.00	6/19/29
Charles C. Bracher	11/25/14	362,030			7.13	11/25/24
	11/25/14			362,030	3.81	11/25/24
	6/19/19		91,195		22.00	6/19/29
S. MacGregor Read, Jr.	10/21/14	1,357,614			7.13	10/21/24
	10/21/14			1,357,614	3.81	10/21/24
	6/19/19		210,450		22.00	6/19/29
Robert Joseph Sheedy, Jr.	11/25/14	362,031			7.13	11/25/24
	11/25/14			362,030	3.81	11/25/24
	6/19/19		91,195		22.00	6/19/29
Thomas H. McMahon	11/25/14	241,352			7.13	11/25/24
	11/25/14			241,353	3.81	11/25/24
	6/19/19		63,135		22.00	6/19/29

(1)
The numbers in this column represent vested time-vesting options granted under the 2014 Stock Plan in 2014, which vest as follows: 20% of the shares subject to the option vest and become exercisable on each of the first five anniversaries of the grant date, subject to continued employment on each applicable vesting date.

(2)
The numbers in this column represent unvested time-vesting options granted under the 2014 Stock Plan in 2014, which vest as follows: 20% of the shares subject to the option vest and become exercisable on each of the first five anniversaries of the grant date, subject to continued employment on each applicable vesting date. In addition, the numbers in this column represent unvested time-vesting options granted under the 2019 Incentive Plan in 2019, which vest as follows: 100% of the shares subject to the option will vest and become exercisable on the fourth anniversary of the grant date, subject to continued employment on the vesting date. If the executive undergoes a termination of employment without cause following a change in control (as such terms are defined in the 2019 Incentive Plan), the option will become fully vested and exercisable.

(3)
The numbers in this column represent unvested performance-vesting options granted under the 2014 Stock Plan in 2014, which vest as follows: the shares subject to the option vest and become exercisable on each “measurement date” (generally defined as the date on which the H&F Investor receives proceeds prior to the occurrence of a change in control (as defined in the 2014 Stock Plan)) based on the achievement of certain IRR performance hurdles. Upon the occurrence of the “final measurement date” (generally defined as a change in control or in the case of an initial public offering at such time that the H&F Investor holds less than 10% of our issued and outstanding common stock for a period of 30 consecutive trading days), the IRR will be measured for the final time and any portion of the option that does not vest at such time will be forfeited without consideration to the executive.

Option Exercises and Stock Vested During Fiscal Year 2019
The following table includes certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 28, 2019.
OPTION EXERCISES AND STOCK VESTED
	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric J. Lindberg, Jr.	25,000	665,500	—	—
Charles C. Bracher	—	—	—	—
S. MacGregor Read, Jr.	350,000	9,317,000	—	—
Robert Joseph Sheedy, Jr.	—	—	—	—
Thomas H. McMahon	50,000	1,331,000	—	—
(1)
On October 21, 2014, Mr. Lindberg was granted a time-vesting option to purchase 1,357,614 shares of our common stock under the 2014 Stock Plan; on October 8, 2019, he exercised 25,000 of the shares subject to the option. On October 21, 2014, Mr. Read was granted a time-vesting option to purchase 1,357,614 shares of our common stock under the 2014 Stock Plan; on October 8, 2019, he exercised 350,000 of the shares subject to the option. On November 25, 2014, Mr. McMahon was granted a time-vesting option to purchase 241,352 shares of our common stock under the 2014 Stock Plan; on October 8, 2019, he exercised 50,000 of the shares subject to the option. On the date of exercise for each Named Executive Officer, the market value of the shares underlying the options was $33.75 per share.

Potential Payments Upon Termination or Change in Control
The information below describes and estimates certain compensation that would have been payable to our Named Executive Officers under existing plans and arrangements if a qualifying termination or change in control occurred on December 28, 2019, the last business day of our 2019 fiscal year. These benefits are in addition to benefits available generally to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those estimated below. Factors that could affect these amounts include the timing during the year of any such event and our valuation at that time. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if any assumption used to prepare this information is not correct in fact.
Severance Benefits upon Termination
The employment agreement for each of Messrs. Lindberg and Read provides that in the event of a termination of employment without cause or resignation for good reason, the executive is entitled to (i) payment of his base salary, payable in equal installments in accordance with our regular payroll practices for a period of 24 months following the termination date; (ii) an amount equal to two times his target bonus for the year in which the termination date occurs, payable in equal installments for a period of 24 months following the termination date; and

(iii) payment for up to 18 months of medical and dental benefits for the executive and his dependents which are substantially the same as the benefits provided immediately prior to the termination date (including, in our discretion, payment for the costs associated with continuation coverage pursuant to COBRA). Each employment agreement further provides that if his employment is terminated by reason of his death or disability, he will be entitled to a lump sum amount equal to his target annual bonus for the year in which the termination occurs, prorated based on the ratio of the number of days during such year that the executive was employed to 365.
Accelerated Vesting of Options upon Change in Control or Termination following Change in Control
Each of our Named Executive Officers were granted performance-vesting options under the 2014 Stock Plan in 2014, which vest as follows: the shares subject to the option vest and become exercisable on each “measurement date” (generally defined as the date on which the H&F Investor receives proceeds prior to the occurrence of a change in control, as defined in the 2014 Stock Plan) based on the achievement of certain IRR performance hurdles. Upon the occurrence of the “final measurement date” (generally defined as a change in control or in the case of an initial public offering at such time that the H&F Investor holds less than 10% of our issued and outstanding common stock for a period of 30 consecutive trading days), the IRR will be measured for the final time and any portion of the option that does not vest at such time will be forfeited without consideration to the executive. In addition, each of our Named Executive Officers were granted time-vesting options under the 2019 Incentive Plan in 2019, which provide that if the executive undergoes a termination of employment without cause following a change in control, such options will become fully vested and exercisable.
The following tables describe the potential payments and benefits that would have been payable to our Named Executive Officers under existing plans and arrangements if a qualifying termination or change in control occurred on December 28, 2019, the last business day of our 2019 fiscal year. The amounts shown in the tables do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of our Named Executive Officers. The amounts reported assume that the performance-vesting options granted to each Named Executive Officer in 2014 would not vest in connection with a change in control because the performance hurdles would not be met at the year-end value of our common stock.
Potential Payments Upon Termination or Change in Control to Messrs. Lindberg and Read
Name	Benefit	Termination Without Cause or for Good Reason ($)(1)	Termination due to Death or Disability ($)(2)	Termination Without Cause after Change in Control ($)(3)
Eric J. Lindberg, Jr.	Base Salary	1,500,000	—	—
	Bonus	1,334,298	667,149	—
	Medical/Dental/COBRA	81,954	—	—
	Accelerated Vesting of Option	—	—	2,413,862
	Total	2,916,252	667,149	2,413,862
S. MacGregor Read, Jr.	Base Salary	1,168,596	—	—
	Bonus	1,168,596	584,298	—
	Medical/Dental/COBRA	81,594	—	—
	Accelerated Vesting of Option	—	—	2,413,862
	Total	2,418,786	584,298	2,413,862
(1)
The employment agreement for each of Messrs. Lindberg and Read provides that in the event of a termination of employment without cause or resignation for good reason, the executive is entitled to (i) payment of his base salary ($750,000 for Mr. Lindberg and $584,298 for Mr. Read), payable in equal installments in accordance with our regular payroll practices for a period of 24 months following the termination date; (ii) an amount equal to two times his target bonus ($667,149 for Mr. Lindberg and $584,298 for Mr. Read) for the year in which the termination date occurs, payable in equal installments for a period of 24 months following the termination date; and (iii) medical and dental benefit payments ($2,098 monthly for Mr. Lindberg and $2,097 monthly for Mr. Read) and COBRA premium payments ($2,455 monthly for Mr. Lindberg and $2,436 monthly for Mr. Read) for a period of 18 months for the executive and his dependents, which benefits are substantially the same as the benefits provided immediately prior to the termination date.

(2)
The employment agreement for each of Messrs. Lindberg and Read provides that if the executive’s employment is terminated by reason of his death or disability, he will be entitled to a lump sum amount equal to his target annual bonus ($667,149 for Mr. Lindberg and $584,298 for Mr. Read) for the year in which the termination occurs, prorated based on the ratio of the number of days during such year that the executive was employed to 365.

(3)
On June 19, 2019, the Company granted each of Messrs. Lindberg and Read a time-vesting option to purchase 210,450 shares of our common stock at an exercise price of $22.00. As of December 28, 2019, all shares subject to the option held by each of the executives are unvested. The option provides that if the executive undergoes a termination of employment without cause following a change in control, the option will become fully vested and exercisable. The amounts above represent the value associated with the accelerated vesting of the unvested shares subject to the option held by the executive upon a change in control, which is the product of (i) the difference between (A) the closing price of our common stock as of December 28, 2019 ($33.47) and (B) the exercise price ($22.00); and (ii) the number of unvested shares subject to the option as of December 28, 2019.

Potential Payments Upon Change in Control to Messrs. Bracher, Sheedy and McMahon
Name	Benefit	Termination Without Cause after Change in Control ($)(1)
Charles C. Bracher	Accelerated Vesting of Options	1,046,007
Robert Joseph Sheedy, Jr.	Accelerated Vesting of Options	1,046,007
Thomas H. McMahon	Accelerated Vesting of Options	724,158
(1)
On June 19, 2019, the Company granted each of Messrs. Bracher, Sheedy and McMahon a time-vesting option to purchase 91,195, 91,195 and 63,135 shares of our common stock, respectively, at an exercise price of $22.00. As of December 28, 2019, all shares subject to the option held by each of the executives are unvested. If the executive undergoes a termination of employment without cause following a change in control, the option will become fully vested and exercisable. The amounts above represent the value associated with the accelerated vesting of the unvested shares subject to each option held by the executive upon a change in control, which is the product of (i) the difference between (A) the closing price of our common stock as of December 28, 2019 ($33.47) and (B) the exercise price ($22.00); and (ii) the number of unvested shares subject to the option as of December 28, 2019.

Read Transition Agreement
On January 6, 2020, Mr. Read informed us of his decision to transition to the newly created non-executive role of Vice Chairman of our board of directors, effective as of April 1, 2020. In connection with this transition, Mr. Read and the Company entered into a transition letter agreement.
Following his transition to the non-executive role of Vice Chairman of our board of directors and effective as of April 1, 2020, Mr. Read will be compensated in the same manner as other Non-Employee Directors pursuant to our non-employee director compensation policy for his service as a member of our board of directors (including, as applicable, his service as a member of any committee of our board of directors). In addition, while Mr. Read remains non-executive Vice Chairman of our board of directors, Mr. Read will receive an annual cash retainer of $100,000 for such service. For purposes of fiscal 2020, Mr. Read’s compensation for service as a member of our board of directors will be calculated without proration so as to include service as a member of our board of directors in fiscal 2020 prior to April 1, 2020.
For purposes of Mr. Read’s outstanding option award agreements, Mr. Read’s transition to Vice Chairman of our board of directors shall not constitute a Termination (as defined in the 2019 Incentive Plan) or a termination of Employment (as defined in the 2014 Stock Plan). Mr. Read’s outstanding options shall continue to vest based on his continued service as a member of our board of directors, with such Termination, or termination of Employment, as applicable, occurring upon cessation of Mr. Read’s service on our board of directors. In the event of a termination of Mr. Read’s service as a director as a result of his not being re-elected to our board of directors, or his death or disability, (i) all of Mr. Read’s (A) outstanding unvested time-based options shall become fully vested upon the date of such termination of service and (B) outstanding unvested performance-based options shall remain outstanding and eligible to vest pursuant to the terms of the applicable option agreement and (ii) the options will remain outstanding through the applicable option expiration date.
In respect of our 2020 fiscal year, subject to Mr. Read’s continued employment through April 1, 2020, Mr. Read will be eligible to receive a pro-rata portion of his bonus, based on target performance, under the 2020 AIP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Stockholders Agreement
On October 7, 2014, we entered into a stockholders agreement with the H&F Investor, certain executive officers and their family trusts, including Messrs. Lindberg, Read, Bracher and Wilson, and certain of our directors and their family trusts, including Messrs. Herman, Mathews and York. We amended and restated this stockholders agreement on June 19, 2019 in connection with our initial public offering.
The Amended and Restated Stockholders Agreement provides that the H&F Investor has the right to nominate to our board of directors (such persons, the “H&F nominees”) a number of nominees equal to: (x) the total number of directors comprising our board of directors at such time, multiplied by (y) the percentage of our outstanding common stock held from time to time by the H&F Investor. For purposes of calculating the number of directors that the H&F Investor is entitled to nominate, any fractional amounts are rounded up to the nearest whole number. In addition, the Executive Stockholders (as defined in the Amended and Restated Stockholders Agreement) and the Read Trust Rollover Stockholders (as defined in the Amended and Restated Stockholders Agreement), trusts controlled by Mr. Lindberg, Mr. Read or members of their immediate family, acting together by majority vote, have the right to nominate one person (such person, the “Executive nominee”) to our board of directors for so long as such stockholders collectively own at least 5% of our outstanding shares of common stock. The Amended and Restated Stockholders Agreement also provides that our Chief Executive Officer will be nominated to our board of directors. For so long as we have a classified board, the H&F nominees will be divided by the H&F Investor as evenly as possible among the classes of directors. The Executive nominee is initially a Class II director and the Chief Executive Officer is initially a Class III director.
Pursuant to the Amended and Restated Stockholders Agreement, we will include the H&F nominees, the Executive nominee and the Chief Executive Officer nominee on the slate that is included in our proxy statement relating to the election of directors of the class to which such persons belong and provide the highest level of support for the election of each such person as we provide to any other individual standing for election as a director. In addition, each stockholder party to the Amended and Restated Stockholders Agreement agrees to vote in favor of the Company slate that is included in our proxy statement.
In the event that an H&F nominee or the Executive nominee ceases to serve as a director for any reason (other than the failure of our stockholders to elect such individual as a director), the persons entitled to designate such nominee director under the Amended and Restated Stockholders Agreement are entitled to appoint another nominee to fill the resulting vacancy.
The Amended and Restated Stockholders Agreement contains provisions that entitle the H&F Investor, the Executive Stockholders and the Read Trust Rollover Stockholders to certain rights to have their securities registered by us under the Securities Act. The H&F Investor is entitled to an unlimited number of “demand” registrations and the Executive Stockholders and Read Trust Rollover Stockholders collectively are entitled to three “demand” registrations, subject in each case to certain limitations. Every stockholder party to the amended and restated stockholders agreement is also entitled to customary “piggyback” registration rights. In addition, Amended and Restated Stockholders Agreement provides that we will pay certain expenses of the stockholder parties relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. Through April 13, 2020, we have incurred approximately $[•] in expenses associated with registered securities offerings conducted by persons with registration rights under the Amended and Restated Stockholders Agreement.
Company Use of Private Aircraft
In April 2020, we entered into an aircraft dry lease agreement with an entity controlled by Mr. Lindberg to lease a Pilatus PC-12 airplane. We believe that this will allow us better access to visit our stores, many of which are in remote areas or are not easily accessible by car or regular commercial airplane service, and to visit prospective real estate sites. The lease will give us the ability to use the aircraft in the course of our operations on an as-needed, non-exclusive basis. The lease provides that we will pay an hourly lease rate and we will bear all direct operating costs associated with our use of the aircraft, and the lessor will bear all fixed costs (e.g. maintenance, hangar, insurance). Mr. Lindberg, to the extent that he operates the aircraft for his personal use, will bear all costs associated with his operation of the aircraft. We believe that the terms of the aircraft dry lease agreement are on terms no less favorable than could be obtained from an unrelated third party and we believe that the foregoing arrangement, including related direct operating costs, insurance and crew costs, will reduce the average hourly cost to the company for use of private aircraft, which previously had been primarily conducted through charter arrangements.

Indemnification of Directors and Officers
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements, together with our amended and restated bylaws, provide that we will jointly and severally indemnify each indemnitee to the fullest extent permitted by the Delaware general corporation law from and against all loss and liability suffered and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with any threatened, pending, or completed action, suit or proceeding. Additionally, we agree to advance to the indemnitee all out-of-pocket costs of any type or nature whatsoever incurred in connection therewith.
Lease Arrangements
As of March 28, 2020, we leased fifteen store properties and one distribution center from entities in which Messrs. Lindberg and Read, or their respective families, had a direct or indirect material interest. These entities received aggregate annual lease payments in fiscal year 2019 of approximately $6.1 million and of approximately $1.5 million in the 13 weeks ended March 28, 2020. The leases for seven of these stores expire in August 2024. The leases on the nine remaining properties expire on various dates between December 2020 and December 2032.
Related Persons Transaction Policy
We have a written policy on transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that all “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our general counsel will communicate that information to our board of directors or to a duly authorized committee thereof. Our related person policy provides that no related person transaction entered into following the completion of our initial public offering will be executed without the approval or ratification of our board of directors or a duly authorized committee thereof. It is our policy that any directors interested in a related person transaction must recuse themselves from any vote on a related person transaction in which they have an interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of the common stock of Grocery Outlet Holding Corp. as of April 13, 2020 by:
•	each person known by us to own beneficially 5% or more of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	our directors and executive officers as a group.
The percentages of beneficial ownership set forth below are based on 90,006,592 shares of our common stock outstanding as of April 13, 2020. The following table does not give effect to any sales of or other transactions involving our common stock completed after April 13, 2020 or the vesting of any performance-based securities for which the conditions for vesting were met after such date.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.
Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Grocery Outlet Holding Corp., 5650 Hollis Street, Emeryville, California 94608.
Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
H&F Globe Investor LP(1)	26,543,362	29.5%
Executive Officers and Directors:
Eric J. Lindberg, Jr.(2)	5,666,494	6.1%
S. MacGregor Read, Jr.(3)	6,583,804	7.2%
Robert Joseph Sheedy, Jr.(4)	536,021	*
Charles C. Bracher(5)	595,969	*
Thomas H. McMahon(6)	403,255	*
Erik D. Ragatz(7)	—	*
Kenneth W. Alterman(8)	48,992	*
John E. Bachman	—	*
Matthew B. Eisen(7)	—	*
Thomas F. Herman(9)	85,082	*
Mary Kay Haben	—	*
Norman S. Matthews	90,428	*
Sameer Narang(7)	—	*
Jeffrey York	156,488	*
All directors and executive officers as a group (19 persons)(10)	14,957,487	15.5%
*	Indicates beneficial ownership of less than 1%.
(1)
Reflects shares directly held by the H&F Investor. The general partner of the H&F Investor is H&F Globe Investor GP LLC (“Globe Investor GP”). Hellman & Friedman Capital Partners VII (Parallel), L.P. (“HFCP VII”) is the managing member of Globe Investor GP. Hellman & Friedman Investors VII, L.P. (“H&F Investors VII”) is the general partner of HFCP VII. H&F Corporate Investors VII, Ltd. (“H&F VII”) is the general partner of H&F Investors VII. As the general partner of H&F Investors VII, H&F VII may be deemed to have beneficial ownership of the shares of common stock beneficially owned by the H&F Investor. The board of directors of H&F VII consists of Philip U. Hammarskjold, David R. Tunnell and Allen Thorpe. Each of the members of the board of directors of H&F VII disclaims beneficial ownership of such shares of our common stock The address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(2)
Consists of 2,292,854 shares issuable upon the exercise of options exercisable within 60 days following April 13, 2020 directly held by Mr. Lindberg, 460 shares directly held by Mr. Lindberg’s wife and 460 shares directly held by Mr. Lindberg’s child, 2,376,670 shares directly held by the Lindberg Revocable Trust u/a/d 2/14/06 of which Mr. Lindberg is a Trustee, 701,500 shares directly held by the Lindberg Irrevocable Trust u/a/d 5/12/17 of which Mr. Lindberg is a Trustee and 294,550 shares directly held by The Tuckernuck Limited Partnership of which The Read Family 2014 Irrevocable Trust, f/b/o Brady Read and The Read Family 2014 Irrevocable Trust, f/b/o Charlotte Read are the general partners. Mr. Lindberg is a Trustee of each of the general partners of The Tuckernuck Limited Partnership. Not included in the table above are 210,450 shares issuable upon the exercise of time-based options held by Mr. Lindberg that vest more than 60 days following April 13, 2020 and 397,374 shares issuable upon the exercise of performance-based options held by Mr. Lindberg that may vest in the future when the H&F Investor has satisfied additional specified internal rates of return with respect to its investment in the Company.

(3)
Consists of 1,967,854 shares issuable upon the exercise of options exercisable within 60 days following April 13, 2020 directly held by Mr. Read, 2,307,975 shares directly held by The Nordlingen Trust dated 1/23/2012, as amended and restated, 9/17/2014 of which Mr. Read is a Trustee and 2,307,975 shares directly held by The Redmond Trust dated 10/19/2003, as amended and restated, 9/17/2014 of which Mr. Read is a Trustee. Not included in the table above are 210,450 shares issuable upon the exercise of time-based options held by Mr. Read that vest more than 60 days following April 13, 2020 and 397,374 shares issuable upon the exercise of performance-based options held by Mr. Read that may vest in the future when the H&F Investor has satisfied additional specified internal rates of return with respect to its investment in the Company.

(4)
Consists of 526,021 shares issuable upon the exercise of options exercisable within 60 days following April 13, 2020 and 10,000 shares held directly by Mr. Sheedy. Not included in the table above are 105,967 shares issuable upon the exercise of performance-based options held by Mr. Sheedy that may vest in the future when the H&F Investor has satisfied additional specified internal rates of return with respect to its investment in the Company.

(5)
Consists of 552,469 shares issuable upon the exercise of options exercisable within 60 days following April 13, 2020, 42,090 shares held directly by Mr. Bracher, and 1,410 shares directly held by Mr. Bracher’s wife. Not included in the table above are 105,967 shares issuable upon the exercise of performance-based options held by Mr. Bracher that may vest in the future when the H&F Investor has satisfied additional specified internal rates of return with respect to its investment in the Company or 1,200 shares held in a trust for Mr. Bracher’s children over which Mr. Bracher has no voting or investment power.

(6)
Consists of 312,060 shares issuable upon the exercise of options exercisable within 60 days following April 13, 2020 and 91,195 shares held directly by Mr. McMahon. Not included in the table above are 70,645 shares issuable upon the exercise of performance-based options held by Mr. McMahon that may vest in the future when the H&F Investor has satisfied additional specified internal rates of return with respect to its investment in the Company.

(7)	The address of each of Messrs. Ragatz, Eisen and Narang is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.
(8)	Includes 39,592 shares directly held by the Alterman Revocable Trust, of which Mr. Alterman is a Trustee.
(9)	Includes 75,682 shares directly held by the Thomas F. Herman Separate Property Trust, of which Mr. Herman is a Trustee.
(10)	Consists of 6,296,294 shares issuable upon the exercise of options exercisable within 60 days following April 13, 2020 and 8,661,193 shares held by our current executive officers and directors.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information about our equity compensation plans as of December 28, 2019. All outstanding awards relate to our common stock.
Plan Category	Number of securities to be Issued Upon Exercise of Outstanding Equity Awards (a)	Weighted-Average Exercise Price of Outstanding Equity Awards (b)	Number of securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)	12,211,660(2)	$7.57(3)	3,100,124(4)
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	12,211,660	$7.57	3,100,124
(1)
Consists of options and restricted stock unit awards issued under our 2019 Incentive Plan and our 2014 Stock Plan. Our 2014 Stock Plan terminated in June 2019 in connection with the adoption of the 2019 Incentive Plan. We cannot issue any further awards under the 2014 Stock Plan.

(2)
Includes (i) 6,243,667 shares issuable in connection with time-based options, (ii) 5,777,121 shares issuable in connection with performance-based options and (iii) 190,872 shares issuable in connection with unvested restricted stock units.

(3)	Represents weighted average exercise price of outstanding options. Excludes restricted stock units, which have no exercise price.
(4)
Represents 3,100,124 available and reserved for future issuance under the 2019 Incentive Plan. On the first day of each fiscal year beginning in fiscal 2020 and ending in fiscal 2029, the 2019 Incentive Plan provides for an annual automatic increase of the shares reserved for issuance in an amount equal to the positive difference between (i) 4% of the outstanding common stock on the last day of the immediately preceding fiscal year and (ii) the plan share reserve on the last day of the immediately preceding fiscal year, or a lesser number as determined by our board of directors.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, the Company believes that during fiscal 2019, all officers and directors subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that Messrs. Sheedy, Wilson, and York each filed a late Form 4 on June 28, 2019 to report a common stock purchase on June 24, 2019.

PROPOSAL 1
ELECTION OF DIRECTORS
At our Annual Meeting, stockholders will elect four Class I directors to hold office until our 2022 annual meeting of stockholders. Nominees were recommended and approved for nomination by our Nominating and Corporate Governance Committee. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted “FOR” the election of the four nominees recommended by our board of directors, unless you mark the proxy in such a manner as to vote “WITHHOLD” with respect to one or more nominees. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or will not serve as a director.
The following directors are being nominated for election to our board of directors: Kenneth W. Alterman, John E. Bachman, Thomas F. Herman and Erik D. Ragatz. Please see the discussion under “Board of Directors” in this Proxy Statement for information concerning each of our nominees for director.
Required Vote
Our bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the nominees who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. This means that the four nominees receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast. Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are “WITHHELD” with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees
The board of directors recommends a vote “FOR” the election of each of the nominated directors.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Management Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 2, 2021. The Company is not required by its bylaws or applicable law to submit the appointment of Deloitte & Touche LLP for stockholder approval. However, as a matter of good corporate governance, the board of directors has determined to submit the Audit and Risk Management Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit and Risk Management Committee may consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit and Risk Management Committee’s selection, the Audit and Risk Management Committee, in its discretion, may appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.
Required Vote
The affirmative vote of a majority of votes cast is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2021.
The board of directors recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2021.
A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.
Fee Information
The following table sets forth fees in connection with services rendered by Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for fiscal 2019 and fiscal 2018.
	Fiscal Year 2019	Fiscal Year 2018
Audit Fees	$3,237,693	$771,000
Audit-Related Fees	$90,000	$0
Tax Fees	$214,693	$181,936
All Other Fees	$3,790	$1,895
Total Fees	$3,546,176	$954,831
Audit Fees
Audit fees include fees for professional services rendered in connection with the annual audit of the Company’s financial statements and the review of the Company’s interim financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can be reasonably expected to provide, including comfort letters, consents, and review of registration statements filed with the SEC.
Audit-Related Fees
Audit-related fees in 2019 include fees for professional services rendered in connection with planning for fiscal 2020 SOX compliance. There were no amounts billed for audit-related fees during fiscal 2018.
Tax Fees
Tax fees include fees for professional services rendered for tax compliance and tax consultation.
All Other Fees
All other fees include fees for a technical research tool subscription service.

Audit Committee Pre-Approval Policies and Procedures
Under our Audit and Risk Management Committee’s charter, the Audit and Risk Management Committee must pre-approve all audit and other permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The Committee may delegate authority to one or more independent members to grant pre-approvals of audit and permitted non-audit services; provided that any such preapprovals shall be presented to the full Committee at its next scheduled meeting. The following shall be “prohibited non-audit services”: (i) bookkeeping or other services related to the accounting records or financial statements of the Company; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the PCAOB prohibits through regulation. Notwithstanding the foregoing, pre-approval is not necessary for minor non-audit services if: (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its registered public accounting firm during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the board of directors to whom authority to grant such approvals has been delegated by the Committee.
All of the services provided by Deloitte & Touche described above were approved by our Audit and Risk Management Committee. The Audit and Risk Management Committee approved a pre-approval policy for services provided by the independent registered public accounting firm. Under the policy, our Audit and Risk Management Committee has pre-approved the provision by the independent registered public accounting firm of certain services that fall within specified categories. Any services exceeding pre-approved cost levels or budgeted amounts, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the Audit and Risk Management Committee.

PROPOSAL 3
ADVISORY (NON-BINDING) VOTE TO APPROVE
THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, develop, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal 2019 compensation of our Named Executive Officers.
We are asking our stockholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The board of directors recommends a vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion that accompanies the compensation tables.

PROPOSAL 4
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION
As discussed in Proposal 3, the board of directors values the input of stockholders regarding the Company’s executive compensation practices. As contemplated by the Dodd-Frank Act, stockholders are also invited to express their views on how frequently advisory votes on executive compensation, such as Proposal 3, will occur. Stockholders can advise the board of directors on whether such votes should occur every year, every two years, or every three years or may abstain from voting.
After careful consideration, the board of directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time. Our board recommends that this vote be held every year because it believes that it allows our stockholders to provide us with direct input on our compensation philosophy, policies and practices on an annual basis.
This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Although non-binding, the board of directors and the Compensation Committee will carefully review the voting results. Notwithstanding the board of directors’ recommendation and the outcome of the stockholder vote, the board of directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
The board of directors recommends a vote for “EVERY YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

OTHER MATTERS
Our board of directors does not presently intend to bring any other business before the meeting, and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
ANNUAL REPORT TO STOCKHOLDERS
Our 2019 Annual Report has been posted, and is available without charge, on our corporate website at https://investors.groceryoutlet.com/financial-information/sec-filings in the Company / Investor Relations / Financial Information section. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2019 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2019 Annual Report has also been provided to you (including the financial statements and the financial statement schedules but excluding the exhibits thereto). In addition, we will provide, without charge, a copy of our 2019 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Corporate Secretary, c/o Grocery Outlet Holding Corp., 5650 Hollis Street, Emeryville, CA 94608.
INCORPORATION BY REFERENCE
No information contained on or available through any website referenced in this Proxy Statement, our corporate website or any other website that we may maintain shall be deemed included or incorporated by reference into this Proxy Statement.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2019 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2019 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary by mail, c/o Grocery Outlet Holding Corp., 5650 Hollis Street, Emeryville, CA 94608 or by phone at (510) 704-2859. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2019 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above.
If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this Proxy Statement or the 2019 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s common stock sharing an address.
TRANSFER AGENT INFORMATION
American Stock Transfer & Trust Company, LLC., or AST, is the transfer agent for our common stock. AST can be reached at American Stock Transfer & Trust Company, LLC 6201 15th Ave, New York NY 11219, Attention: Shareholder Services, (800) 937-5449. You should contact AST if you are a registered stockholder and have a question about your account or if you would like to report a change in your name or address.

ANNEX A

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES
We use non-GAAP financial measures within this Proxy Statement. We provide below reconciliations to their corresponding financial measure computed in accordance with GAAP. As described in our Annual Report, EBITDA, adjusted EBITDA and non-GAAP adjusted net income are key metrics used by our management and our board of directors to assess our financial performance. We use EBITDA, adjusted EBITDA and non-GAAP adjusted net income to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. In addition, we use EBITDA to supplement GAAP measures of performance to evaluate our performance in connection with compensation decisions. Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate our operating results. We believe that excluding items from operating income, net income and net income per diluted share that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides a better baseline for analyzing trends in our business. EBITDA, adjusted EBITDA and non-GAAP adjusted net income are non-GAAP measures and may not be comparable to similar measures reported by other companies. EBITDA, adjusted EBITDA and non-GAAP adjusted net income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Metrics and Non-GAAP Financial Measures—EBITDA, Adjusted EBITDA and Non-GAAP Adjusted Net Income” in our Annual Report for more information. The term “GAAP” as used in this Proxy Statement means generally accepted accounting principles in the United States.
The following tables provide a reconciliation from our GAAP net income to EBITDA and adjusted EBITDA, GAAP net income to non-GAAP adjusted net income, and our GAAP to non-GAAP earnings per share for the periods presented:
	Fiscal Year Ended
	December 28, 2019	December 29, 2018
Net income	$15,419	$15,868
Interest expense, net	45,927	55,362
Income tax expense	1,363	5,984
Depreciation and amortization expenses(a)	50,143	47,057
EBITDA	112,852	124,271
Share-based compensation expenses(b)	31,439	10,409
Debt extinguishment and modification costs(c)	5,634	5,253
Non-cash rent(d)	10,582	7,903
Asset impairment and gain or loss on disposition(e)	1,957	1,306
New store pre-opening expenses(f)	1,509	1,555
Provision for accounts receivable reserves(g)	2,575	749
Other(h)	3,294	2,132
Adjusted EBITDA	$169,842	$153,578

Net income	$15,419	$15,868
Share-based compensation expenses(b)	31,439	10,409
Debt extinguishment and modification costs(c)	5,634	5,253
Non-cash rent(d)	10,582	7,903
Asset impairment and gain or loss on disposition(e)	1,957	1,306
New store pre-opening expenses(f)	1,509	1,555
Provision for accounts receivable reserves(g)	2,575	749
Other(h)	3,294	2,132
Amortization of purchase accounting assets and deferred financing costs(j)	11,917	16,744
Tax effect of total adjustments(j)	(19,363)	(12,611)
Non-GAAP adjusted net income	$64,963	$49,308

	Fiscal Year Ended
	December 28, 2019	December 29, 2018
GAAP earnings per share(k)
Basic	$0.20	$0.24
Diluted	$0.19	$0.23
Non-GAAP adjusted earnings per share(k)
Basic	$0.82	$0.72
Diluted	$0.79	$0.72
GAAP weighted average shares outstanding(k)
Basic	79,044	68,473
Diluted	81,863	68,546
Non-GAAP weighted average shares outstanding(k)
Basic	79,044	68,473
Diluted	81,863	68,546
(a)
Includes depreciation related to our distribution centers which is included within the cost of sales line item in our consolidated statements of operations and comprehensive income. See “NOTE 1—Organization and Summary of Significant Accounting Policies to our Consolidated Financial Statements for additional information about the components of cost of sales” in our Annual Report.

(b)
Includes $3.6 million, $10.0 million, and $1.3 million of cash dividends paid in fiscal 2019, 2018, and 2017 respectively, in respect of vested options as a result of dividends declared in connection with our recapitalizations in fiscal 2018 and 2016.

(c)
Represents the write-off of debt issuance costs and debt discounts related to the repricing and/or repayment of our first and second lien credit facilities. See “NOTE 6—Long-term Debt to our Consolidated Financial Statements for additional information” in our Annual Report.

(d)
Consists of the non-cash portion of rent expense, which represents the difference between our straight-line rent expense recognized under GAAP and cash rent payments. The adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth in recent years. Non-cash rent was impacted by the adoption of ASC 842, Leases, which moved approximately $3.2 million out of amortization expense and into non-cash rent expense.

(e)	Represents impairment charges with respect to planned store closures and gains or losses on dispositions of assets in connection with store transitions to new independent operators (“IOs”).
(f)	Includes marketing, occupancy and other expenses incurred in connection with store grand openings, including costs that will be the IO’s responsibility after store opening.
(g)	Represents non-cash changes in reserves related to our IO notes and accounts receivable.
(h)
Other non-recurring, non-cash or discrete items as determined by management, including transaction related costs, personnel-related costs, store closing costs, legal expenses, strategic project costs, and miscellaneous costs.

(i)
Represents the amortization of debt issuance costs and incremental amortization of an asset step-up resulting from purchase price accounting related to the 2014 H&F Acquisition (as defined in the Annual Report) which included trademarks, customer lists, and below-market leases. In fiscal 2019, due to the adoption of ASC 842, Leases, approximately $3.2 million in below-market lease amortization expense was moved out of this line and into non-cash rent expense.

(j)
Represents the tax effect of the total adjustments. Because of the increased impact of discrete items on our effective tax rate including the excess tax benefits from the exercise and vest of share-based awards, beginning in the fourth quarter of fiscal 2019, we changed our methodology in order to tax effect the total adjustments on a discrete basis excluding any non-recurring and unusual tax items. Prior to the fourth quarter of fiscal 2019, the methodology we used was to calculate the tax effect of the total adjustments using our quarterly effective tax rate.

(k)
On June 6, 2019, we effected a 1.403 for 1 forward stock split. All share amounts and per share disclosures for all periods presented have been adjusted retroactively for the impact of this forward stock split.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GO2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D13226-P38850

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GROCERY OUTLET HOLDING CORP.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kenneth W. Alterman
02) John E. Bachman
03) Thomas F. Herman
04) Erik D. Ragatz

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To hold an advisory (non-binding) vote on whether the frequency of the stockholder vote on our executive compensation should be every one, two or three years; and	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D13227-P38850

GROCERY OUTLET HOLDING CORP.
Annual Meeting of Stockholders
June 8, 2020 1:00 PM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Eric Lindberg, CEO and Charles Bracher, CFO, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Grocery Outlet Holding Corp. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on June 8, 2020 at 1:00 PM Pacific Time at www.virtualshareholdermeeting.com/GO2020 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side